Exhibit 10.23

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and Rule 406 of the

Securities Act of 1933, as amended.

EXECUTION VERSION

COLLABORATION AGREEMENT

This COLLABORATION AGREEMENT (the “Agreement”), effective as of November 3, 2006 (the “Effective Date”), is made by and between Ambit Biosciences Corporation a Delaware corporation, having a principal place of business at 4215 Sorrento Valley Boulevard, San Diego, CA 92121 (“Ambit”), and Cephalon, Inc., a Delaware corporation, having a principal place of business at 41 Moores Road, Frazer, PA 19355 (“Cephalon”).

RECITALS

WHEREAS, Ambit has expertise in the profiling of pharmaceutical compounds against human protein kinases and expertise in the research and development of pharmaceutical compounds;

WHEREAS, Cephalon has expertise in the research, development and commercialization of pharmaceutical compounds;

WHEREAS, the Parties have entered into a Profiling Services Agreement, dated as of the date hereof (the “Profiling Services Agreement”), the terms of which are incorporated as set forth in Attachment A herein;

WHEREAS, Cephalon and Ambit wish to enter into a collaboration employing the Parties’ medicinal chemistry and biology capabilities, in order to discover, develop and commercialize pharmaceutical compounds subject to and in accordance with the terms and conditions of this Agreement (the “Collaboration”); and

WHEREAS, in addition, Ambit wishes to analyze and assess the activity of certain of Cephalon’s compounds against Ambit kinase targets, and to develop and commercialize those compounds subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth in this Agreement, the Parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

As used herein, the following terms shall have the meanings set forth below:

1.1. “Affiliate” shall mean, with respect to a particular Party, any Person controlled by, controlling, or under common control with such Party. For the purpose of this Section 1.1 only, “control” of a Person shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of such Person.

1.2. “Ambit Compound” shall mean any compound that (a) is brought to the Collaboration by Ambit, (b) is Controlled by Ambit, and (c) is proprietary to Ambit by virtue of being claimed or covered by an Ambit Patent or being part of the Ambit Know-How.

1.3. “Ambit IP” shall mean Ambit Patents and Ambit Know-how.

1.4. “Ambit Know-how” shall mean all proprietary ideas, inventions, data, know-how, instructions, processes, formulas, materials, expert opinion, technology or other information (including, biological, chemical, physical and analytical data and information, and any structure-function data), that (a) is either (i) Controlled by Ambit as of the Effective Date, or (ii) discovered, developed, conceived, reduced to practice or acquired during the Collaboration Term outside the course of both of the Collaboration and Ambit’s research and development under Article IV by employees or agents of Ambit or any of its respective Affiliates, either alone or jointly, and is Controlled by Ambit and (b) is necessary for the discovery, development, manufacture or use of Licensed Compounds, Collaboration Compounds and Derivative Compounds and/or the development, manufacture, use, sale or commercialization of corresponding Licensed Products and Collaboration Products; provided, however, that Ambit Know-How shall not include Ambit Patents, Licensed Compound IP, Collaboration IP or Cephalon IP.

1.5. “Ambit Patents” shall mean all Patents Controlled by Ambit or its Affiliates as of the Effective Date, or any other Patent Controlled by Ambit or its Affiliates during the Collaboration Term and, with respect to Collaboration Clinical Candidates and Licensed Compounds, all Patents Controlled by Ambit or its Affiliates during the Term; in each case, necessary for the discovery (in the case of Collaboration Compounds), development, manufacture, importation or use of one or more Licensed Compounds, Collaboration Compounds, Derivative Compounds and/or the development, manufacture, use, sale, importation or commercialization of corresponding Licensed Products or Collaboration Products.

1.6. “Ambit Target” shall mean (a) the […***…] Targets specified in Schedule A, and (b) such Targets that may be mutually agreed upon by the Parties pursuant to Section 4.2 to replace one (1) or more of such Targets specified in Schedule A, provided that in no event shall any such Targets include the Cephalon Exclusive Targets.

1.7. “Cephalon Compound” shall mean any Cephalon Library Compound and any additional compound brought to the Collaboration by Cephalon.

1.8. “Cephalon Exclusive Targets” shall mean the Targets, for which Cephalon has or expects to have active programs or Third Party obligations during the Collaboration Term, as specified in Schedule B and as may be reasonably updated from time to time by Cephalon.

1.9. “Cephalon IP” shall mean Cephalon Patents and Cephalon Know-how.

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1.10. “Cephalon Know-how” shall mean all proprietary ideas, inventions, data, know-how, instructions, processes, formulas, materials, expert opinion, technology or other information (including biological, chemical, physical and analytical data and information, and any structure-function data), that (a) is either (i) Controlled by Cephalon as of the Effective Date, or (ii) discovered, developed, conceived, reduced to practice or acquired during the Collaboration Term outside the course of both of the Collaboration and Ambit’s research and development under Article IV by employees or agents of Cephalon or any of its respective Affiliates, either alone or jointly, and is Controlled by Cephalon and (b) is necessary for the discovery, development, manufacture or use of Licensed Compounds and Collaboration Compounds and/or the development, manufacture, use, sale or commercialization of corresponding Licensed Products and Collaboration Products; provided, however, that Cephalon Know-How shall not include Cephalon Patents, Licensed Compound IP, Ambit IP or Collaboration IP.

1.11. “Cephalon Library Compounds” shall mean Cephalon’s small molecule screening deck of […***…] compounds, without chemical structures. Cephalon Analogue Compounds provided by Cephalon to Ambit pursuant to Section 4.3.2 shall be deemed Cephalon Library Compounds for the purposes of Article IV.

1.12. “Cephalon Patents” shall mean all Patents Controlled by Cephalon or its Affiliates as of the Effective Date, or any other Patent Controlled by Cephalon or its Affiliates during the Collaboration Term and, with respect to Collaboration Clinical Candidates and Licensed Compounds, all Patents Controlled by Cephalon or its Affiliates during the Term; in each case, necessary for the discovery, development, manufacture, importation or use of one or more Licensed Compounds or Collaboration Compounds and/or the development, manufacture, use, sale, importation or commercialization of corresponding Licensed Products and Collaboration Products.

1.13. “Cephalon Target” shall mean all Targets other than the Ambit Targets.

1.14. “Change of Control” shall mean with respect to Ambit: (a) the stockholders of Ambit approve a sale of all or substantially all of Ambit’s assets or business to which this Agreement relates to a Third Party or a plan of complete liquidation of Ambit; (b) the stockholders of Ambit approve a merger, reorganization or consolidation involving Ambit and a Third Party in which the stockholders of Ambit immediately prior to such transaction cease to own collectively fifty percent (50%) or more of the combined voting equity securities of a successor entity; or (c) the stockholders approve an acquisition of fifty percent (50%) or more of the voting equity securities of Ambit by a Third Party.

1.15. “Collaboration” shall have the meaning set forth in the Recitals, and mean any research and development activities undertaken by both Ambit and Cephalon under the direction and oversight of the JRC that relates to the development of Collaboration Compounds and Collaboration Clinical Candidates having activity against the Collaboration Target(s).

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1.16. “Collaboration Clinical Candidate” shall mean a Collaboration Compound selected by Cephalon as a candidate for IND-enabling studies pursuant to Section 8.1.

1.17. “Collaboration Compound” shall mean, (a) with respect to the First Collaboration Target, (i) the Ambit Compounds that currently are the subject of Ambit’s research and development efforts, and (ii) any other compounds agreed by the JRC to be designated as “Collaboration Compounds”; and (b) with respect to the Second Collaboration Target, the compounds agreed by the JRC to be designated as “Collaboration Compounds”, which compounds may include Ambit Compounds, Cephalon Compounds and/or Non-Exclusive Compounds; in each case, including any compound that is derived, directly or indirectly, from such compounds that either (x) inhibits the activity of the First Collaboration Target according to the criteria set forth in the Research Plan or (y) appropriately inhibits or modulates the activity of the Second Collaboration Target at a level of potency to be established by the JRC, as applicable. For purposes of clarity, any compound synthesized in the course of the Collaboration and based on a Cephalon Compound or Ambit Compound that is active against a Collaboration Target at the level of potency and selectivity established by the JRC shall be deemed a Collaboration Compound.

1.18. “Collaboration IP” shall mean Collaboration Patents and Collaboration Know-how. Collaboration IP shall not include Ambit IP, Cephalon IP or Licensed Compound IP.

1.19. “Collaboration Know-how” shall mean all proprietary ideas, inventions, data, know-how, instructions, processes, formulas, materials, expert opinion, technology or other information (including, without limitation, (a) biological, chemical, physical and analytical data and information relating to Collaboration Compounds, and (b) any structure-function data related to Collaboration Compounds), in each case which is discovered, developed, conceived or reduced to practice during the Collaboration Term and in the course of the Collaboration, by employees or agents of Cephalon, Ambit or any of their respective Affiliates, either alone or jointly, and which is necessary for the discovery, development, manufacture or use of Collaboration Compounds and/or the development, manufacture, use, sale or commercialization of corresponding Collaboration Products; provided, however, that Collaboration Know-How shall not include Collaboration Patents, Licensed Compound IP, Ambit IP or Cephalon IP.

1.20. “Collaboration Patents” shall mean (a) all patents and patent applications claiming any invention or discovery which was conceived or reduced to practice during the Collaboration Term and in the course of the Collaboration, by employees or agents of Ambit, Cephalon or any of their respective Affiliates, either alone or jointly (including, without limitation, the synthesis and composition of matter of any Collaboration Compound or any Collaboration Product, or method of use thereof); and (b) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in (a) above, and any substitutions, confirmations, registrations, revalidations, or additions of any of the foregoing; provided, however, that Collaboration

Patents shall not include any Ambit Patents, Cephalon Patents or Licensed Compound Patents.

1.21. “Collaboration Product” shall mean any pharmaceutical product in any form or formulation that contains a Collaboration Compound that is sold by Cephalon or its Sublicensees or Affiliates.

1.22. “Collaboration Targets” shall mean the First Collaboration Target and the Second Collaboration Target.

1.23. “Collaboration Term” shall mean the Initial Term plus any extension pursuant to Section 16.2.

1.24. “Combination Product” shall mean a Collaboration Product or Licensed Product, as applicable, that comprises […***…] active ingredients, […***…] a Collaboration Compound or Licensed Compound.

1.25. “Commercially Reasonable Efforts” shall mean, in respect to each Party, efforts and resources expected to be used by biotechnology companies of a similar size and resource to that Party for a product at a similar stage in its research, development or commercialization and of similar market potential taking into account its safety and efficacy, its cost to develop, the competitiveness of alternative products, its patent and other proprietary position, the likelihood of regulatory approval and product reimbursement, its profitability and all other relevant commercial factors. For clarity, in respect of Ambit, Commercially Reasonable Efforts shall include the proper and reasonable management of its finances to ensure the adequate performance of the Collaboration and its obligations under Article IV in accordance with the terms of this Agreement.

1.26. “Confidential Information” as to each Party, shall mean such Party’s confidential information, trade secrets, Patents and Know-how, all the data and materials of that Party relating to the Collaboration, the Ambit Targets, Cephalon Targets, Collaboration Targets, Ambit Compounds, Cephalon Compounds, Collaboration Compounds, Licensed Compounds, Cephalon Library Compounds, Collaboration Products and Licensed Products, and including, without limitation, all research, technical, clinical development, manufacturing, marketing, financial, personnel, and other business information and plans of such Party, in each case that (a) if disclosed in written form, is marked by such Party as “confidential” or “proprietary”, (b) if disclosed in non-written form, is indicated as confidential or proprietary at the time of disclosure and reduced in writing in reasonable detail, marked as “confidential” or “proprietary” and delivered to the receiving Party within thirty (30) days after disclosure or (c) notwithstanding clauses (a) and (b) above, is known or reasonably should be known by the receiving Party to be the confidential information of the disclosing Party.

1.27. “Controls” or “Controlled” shall mean possession of the ability to grant licenses or sublicenses pursuant to this Agreement without violating the terms of any

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agreement or other arrangement with, or the rights of, any Third Party and without the requirement of additional or increased payments to the Third Party.

1.28. “Derivative Compound” shall mean, with respect to a Cephalon Library Compound, a compound that was derived by or on behalf of Ambit from such Cephalon Library Compound (whether from the Cephalon Library Compound or from a predecessor compound that is derived from a Cephalon Library Compound), or derived or synthesized by or on behalf of Ambit from Cephalon’s Confidential Information covering the structure or identity of the Cephalon Library Compound.

1.29. “Executive Officers” shall mean the Chief Executive Officer of Ambit, the Executive Vice President of Research and Development of Cephalon, and/or such other executive officer of a Party as may be substituted from time to time upon the giving of written notice to the other Party.

1.30. “Fair Market Value” shall mean the cash consideration, which a willing seller would realize from an unrelated willing buyer in an arm’s length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

1.31. “FDA” shall mean the U.S. Food and Drug Administration, any successor thereto, or any corresponding foreign registration or regulatory authority.

1.32. “Field” shall mean […***…].

1.33. “First Collaboration Target” shall mean the […***…].

1.34. “First Commercial Sale” shall mean, with respect to a Collaboration Product or Licensed Product, as applicable, in any country, the first sale for use or consumption by the general public of such Collaboration Product or Licensed Product, as applicable, in such country after all Regulatory Approvals have been obtained in such country.

1.35. “IND” shall mean an Investigational New Drug Application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder for initiating clinical trials in the United States, or any corresponding foreign application, registration or certification.

1.36. “Initial Term” shall mean the period commencing on the Effective Date and ending three (3) years thereafter.

1.37. “Joint Research Committee” or “JRC” shall mean the entity organized to manage the scientific implementation of the Collaboration and acting pursuant to Article III.

1.38. “KinomeScan Panel” means […***…].

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1.39. “Licensed Compound” shall mean an Option Compound (as defined in Section 4.4.1 herein) as to which Ambit exercises its Option, and […***…] (such […***…], the “Backup Compounds”), provided that a Backup Compound shall be deemed a Licensed Compound only if (a) Ambit has provided written notice to Cephalon designating such Backup Compound as a Licensed Compound and (b) the Backup Compound otherwise meets all of the applicable requirements set forth in Article IV.

1.40. “Licensed Compound IP” shall mean the Licensed Compound Know-how and Licensed Compound Patents.

1.41. “Licensed Compound Know-how” shall mean all proprietary ideas, inventions, data, know-how, instructions, processes, formulas, materials, expert opinion, technology or other information (including, without limitation, (a) biological, chemical, physical and analytical data and information, and (b) any structure-function data), in each case which is discovered, developed, conceived or reduced to practice during the Term in connection with the research and development activities conducted in connection with Article IV, including with respect to Licensed Compounds and Derivative Compounds, by employees or agents of Ambit or any of its Affiliates, either alone or jointly; provided, however, that Licensed Compound Know-how shall not include Licensed Compound Patents, Collaboration IP, Ambit IP or Cephalon IP.

1.42. “Licensed Compound Patents” shall mean (a) all Patents conceived or reduced to practice during the Term by employees or agents of Ambit or any of its respective Affiliates, either alone or jointly, that are related to any Licensed Compound or Derivative Compound (including, without limitation, the synthesis and composition of matter of any such compound or Licensed Products, or method of use thereof) or otherwise result from Ambit’s research and development activities conducted in connection with Article IV, including with respect to Licensed Compounds and Derivative Compounds; and (b) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in (a) above, and any substitutions, confirmations, registrations, revalidations, or additions of any of the foregoing. For the avoidance of doubt, Licensed Compound Patents shall not include Collaboration Patents.

1.43. “Licensed Products” shall mean any pharmaceutical product in any form or formulation that contains a Licensed Compound that is developed by Ambit, or its permitted Sublicensees or Affiliates, pursuant to Article IV.

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1.44. “Mutant Form Candidate” shall mean a Collaboration Clinical Candidate that is directed against a […***…], other than […***…].

1.45. “NDA” shall mean a New Drug Application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or any corresponding foreign application, registration or certification.

1.46. “Net Revenue” shall mean the gross amount of all consideration (whether as an up-front payment, royalties or otherwise) received by Ambit or its Affiliates, directly or indirectly, from a Third Party for or on account of any sublicenses or other rights granted by Ambit to such Third Party with respect to a Licensed Product, including any investments made by such Third Party in Ambit or an Affiliate, without deduction of any kind, but excluding the following:

(a) payments made by distributors appointed by Ambit to distribute the Licensed Product in respect of amounts invoiced by Ambit to such distributors for the sale by Ambit of such Licensed Product to such distributors to the extent that Ambit pays royalties to Cephalon for Net Sales of such Licensed Product pursuant to Section 4.11(a);

(b) payments received by Ambit or an Affiliate for performance of research and development by either Ambit or such Affiliate to the extent that such payments cover the actual cost of the research and development work;

(c) payments made to either Ambit or an Affiliate to the extent they cover the actual costs of conducting clinical testing and other activities in connection with obtaining regulatory approval for a product; and

(d) reimbursed expenses of either Ambit or an Affiliate.

The monetary value of any investment made by a Third Party in Ambit or an Affiliate shall be equal to the current market value of the investment, which shall be determined as of the earlier of the date when the investment is made or the day prior to the date when the investment is first publicly disclosed on the Dow Jones New Wire (the “Determination Date”). If there is no public market for the securities of Ambit or an Affiliate, then the current market value shall be determined by Ambit’s or the Affiliate’s board of directors in good faith, and if Cephalon disputes such determination, the current market value shall be determined by an independent banker designated by the Parties whose fees shall be shared by the Parties. If there is a public market for Ambit’s or an Affiliate’s securities, then the current market value shall be determined using the average of the closing bid and asked prices of the securities in the Over-The-Counter Market Summary or the closing price quoted on any exchange on which the securities are listed as published in The Wall Street Journal for the ten (10) trading days prior to the Determination Date. Notwithstanding the foregoing, if the Third Party is acquiring Ambit’s or an Affiliate’s securities in connection with an initial public offering of Ambit or the Affiliate, the current market value shall be determined using the offering price of such securities to the public in the initial public offering.

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With respect to any other non-monetary consideration received by Ambit or an Affiliate, a commercially reasonable valuation method shall be applied to determine the monetary value of such consideration.

1.47. “Net Sales” shall mean the gross amount invoiced and any other amounts or rebates received by a Party, its Affiliates or Sublicensees for the worldwide sale of Collaboration Products or Licensed Products, as applicable, to bona fide independent Third Parties less, to the extent paid, allowed or given:

(a) outer packing, freight, postage, shipment or transportation charges and insurance costs relating thereto,

(b) sales, value added and excise taxes or customs duties, tariffs or surcharges paid by the selling Party, and any other governmental charges (excluding income taxes) incurred in connection with the sale or exportation of the Collaboration Products or Licensed Products, as applicable,

(c) reasonable distributors’ fees, amounts repaid or credited, rebates (including, without limitation, government-mandated rebates such as Medicaid charge backs or rebates) or allowances (including, without limitation, cash, credit or free goods allowances), actually granted, allowed or incurred,

(d) trade and prompt payment discounts, quantity discounts, cash discounts or reasonable charge-backs actually granted, allowed or incurred in the ordinary course of business in connection with the sale of the Collaboration Products or Licensed Products, as applicable, and

(e) reasonable allowances, refunds or credits to customers, not in excess of the selling price of the Collaboration Products or Licensed Products, as applicable, on account of rejection, damage, spoilage, outdating, recalls or return of, or price adjustments or billing errors regarding the Collaboration Products or Licensed Products, as applicable.

A “sale” shall include any transfer or other disposition for consideration of a Collaboration Product or Licensed Product, as applicable, and Net Sales shall include the Fair Market Value of all other consideration received by a Party, its Affiliates or its Sublicensees from the sale or distribution of a Collaboration Product or Licensed Product, as applicable, whether such consideration is in cash, payment in kind, exchange or another form. In the event that a Collaboration Product or Licensed Product, as applicable, is packaged with other products of a Party, any discount applied to such Collaboration Product or Licensed Product, as applicable, to determine Net Sales shall be no greater than the average discount of the entire package.

The disposal or sale of a Collaboration Product or Licensed Product, as applicable, by a Party, its Affiliates or Sublicensees (i) solely for the research or clinical testing of such Collaboration Product or Licensed Product, as applicable, or (ii) for indigent, charitable or similar public support or compassionate use programs or (iii) as free samples shall not be deemed to give rise to a sale under this Agreement and shall be excluded from the computation of Net Sales. All sales of Collaboration Products or Licensed Products, as applicable between a Party and its Affiliates or its Sublicensees shall be disregarded for purposes of computing Net Sales, unless such a purchaser is the end-user of such Collaboration Product or Licensed Product, as applicable.

To calculate the value of Net Sales of Combination Products, the gross sales of such Combination Products will be multiplied by the fraction A/(A + B) where A is the Fair Market Value of the Collaboration Compound or Licensed Compound, as applicable, when sold separately, and B is the Fair Market Value of the other active ingredient when sold separately. Allowed deductions may then be subtracted, prorated based on the proportion of gross sales attributable to the Collaboration Compound or Licensed Compound, as applicable, to compute Net Sales.

1.48. “Non-Exclusive Compound” shall mean any compound brought to the Collaboration by either Party which is non-proprietary to both Parties at or after the Effective Date.

1.49. “Party” shall mean Ambit or Cephalon. Ambit and Cephalon shall be collectively referred to as the Parties.

1.50. “Patent” shall mean: (i) issued and unexpired letters patent, including any extension, registration, confirmation, reissue, continuation, supplementary protection certificate, divisional, continuation-in-part, re-examination or renewal thereof, (ii) pending applications for letters patent, including provisional applications, and (iii) foreign counterparts of any of the foregoing; in each case to the extent the same has not been held, by a court, administrative body or governmental agency of competent jurisdiction, to be invalid or unenforceable in a decision from which no appeal can be taken or from which no appeal was taken within the time permitted for appeal.

1.51. “Patent Committee” shall mean the committee that may be formed pursuant to Section 3.5.

1.52. “Person” shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.53. “Phase I,” “Phase II” and “Phase III” shall mean Phase I (or Phase I/II), Phase II (or Phase II/III) and Phase III clinical trials, respectively, in each case as prescribed by applicable FDA IND Regulations, or any corresponding foreign statutes, rules or regulations.

1.54. “Regulatory Agency” shall mean the FDA or the applicable department, bureau or other governmental regulatory authority in each country in the Territory involved in the granting of Regulatory Approvals.

1.55. “Regulatory Approval” shall mean any and all approvals (including price reimbursement approvals), licenses, registrations, or authorizations of any Regulatory Agency, necessary for the manufacture, use, storage, import, export, transport or sale of a Collaboration Product.

1.56. “Relevant Third Party Patent Right” shall mean a Patent owned or controlled by a Third Party which claims the composition of matter of a Collaboration Compound, the process of manufacture of that Collaboration Compound, use of the Collaboration Product for the treatment of a therapeutic indication or the use of a Collaboration Product against a Collaboration Target where such Collaboration Compound (in each case) is being used as an active ingredient in a Collaboration Product.

1.57. “Research Plan” shall mean, on a Collaboration Target-by-Collaboration Target basis, a description of the Parties’ respective activities and objectives with respect to a Collaboration Target. Minutes of JRC meetings, if signed by a JRC representative of each Party, shall be deemed included within the Research Plan.

1.58. “Second Collaboration Target” shall mean the Target selected by the JRC pursuant to Section 2.4.

1.59. “Significant Activity” shall mean any of the following in relation to a Collaboration Compound, Collaboration Product, Licensed Compound or Licensed Product:

(a) […***…];

(b) […***…]

(c) […***…];

(d) […***…];

(e) […***…];

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(f) […***…];

(g) […***…]; and

(h) […***…].

Notwithstanding the foregoing, any activities set forth in (a) through (h) above, that normally would be related to an earlier phase of development and/or commercialization, shall not be considered Significant Activity once development of the applicable Collaboration Compound, Collaboration Product, Licensed Compound or Licensed Product has progressed beyond such earlier phase for a particular indication, as evidenced by the performance of any activity that normally would be considered to be related to any later phase for such indication, provided always that to the extent that a Party can reasonably demonstrate that activities relating to an earlier phase of development are reasonably necessary, then such activities shall be considered Significant Activity.

1.60. “Sublicensee” shall mean, as to each Party, a Person other than an Affiliate of the Party, to whom has been granted sublicense rights under the license granted to such Party hereunder, which rights include at least the right to sell a Collaboration Product or Licensed Product. As used in this Agreement, “Sublicensee” shall also include a Third Party to whom a Party has granted a sublicense under this Agreement to distribute a Collaboration Product or Licensed Product, provided that such Third Party has the primary responsibility for marketing and promotion, at its expense, of such Collaboration Product or Licensed Product within countries in the Territory for which such distribution rights are granted, which marketing and promotional activities are not subsidized directly or indirectly by that Party, such as, without limitation, through a specific allowance or a guaranteed selling margin for such Third Party meant to cover its expenses. Third Parties that are permitted to manufacture or finish Collaboration Products or Licensed Products for supply to a Party, its Affiliates or Sublicensees are not “Sublicensees.” For avoidance of doubt, a “Sublicensee” shall not include any subcontractor permitted under Section 18.15.

1.61. “Substantial Generic Competition” shall have the meaning set forth in Section 9.4(c).

1.62. “Target” shall mean […***…].

1.63. “Territory” shall mean all the countries of the world.

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1.64. “Third Party” shall mean any Person other than Ambit, Cephalon, or their respective Affiliates.

1.65. “Valid Claim” shall mean a claim of an issued patent which has not lapsed or become abandoned, been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or un-appealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

The following defined terms have the meanings specified in referenced Section:

Term	Section
“Adverse Financial Event”	17.2.1(b)
“AFE Determination Date”	17.2.1(b)
“Agreement”	Preamble
“Ambit”	Preamble
“Ambit Hit”	4.3.1
“Ambit Indemnitees”	15.3
“Ambit Losses”	15.3
“Ambit Stock”	17.2.1
“Backup Compounds”	1.38
“Cephalon”	Preamble
“Cephalon Analogue Compounds”	4.3.2
“Cephalon Indemnitees”	15.2
“Cephalon License Notice”	4.7.2
“Cephalon Losses”	15.2
“Claims”	15.4
“Collaboration”	Recitals
“Commercializing Party”	11.4
“Decision Notice”	4.2
“Determination Date”	1.46
“Disclosing Party”	12.1.1
“Discontinuance Notice”	11.2.6
“Effective Date”	Preamble
“Exclusivity Period”	5.1
“Negotiation Period”	4.7.2
“Nominated Targets”	4.2
“Nomination Notice”	4.2
“Notice”	4.7.3
“Option”	4.4.1
“Option Compound”	4.4.1
“Option License”	4.4.1
“Patent Owner”	11.3.2
“Profiling Services Agreement”	Recitals

“Receiving Party”	12.1.1
“RFN Negotiation Period”	4.7.3(a)
“Right of First Negotiation”	4.7.3
“Share Price”	17.2.2
“Sole Discretion Rejection”	4.2
“Term”	16.1
“Third Nomination Period”	4.2
“Third Party Agreement”	4.7.5

1.66. Rules of Construction. (a) Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(b) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “any” shall mean “any and all” unless otherwise clearly indicated by context. “$” as used in this Agreement means the lawful currency of the United States. Where either Party’s consent is required hereunder, except as otherwise specified herein, such Party’s consent may be granted or withheld in such Party’s sole discretion.

(c) Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any laws herein shall be construed as referring to such laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person shall be construed to include the person’s successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections or Appendices, unless otherwise specifically provided, shall be construed to refer to Articles, Sections and Appendices of this Agreement.

(d) References to sections of the Code of Federal Regulations and to the United States Code shall mean the cited sections, as these may be amended from time to time.

ARTICLE II.

PERFORMANCE OF THE COLLABORATION AGREEMENT

2.1. Goals of the Collaboration.

2.1.1. General. Each Party shall:

(i) undertake an interactive, cooperative role in the Collaboration with the other Party as set forth in the applicable Research Plan, and such other activities which, from time to time, the JRC decides are necessary for the continuing success of the Collaboration, with the objective of identifying Collaboration Clinical Candidates with respect to the Collaboration Targets;

(ii) use Commercially Reasonable Efforts to properly and diligently perform its activities pursuant to the applicable Research Plan, including, without limitation, by allocating personnel consistent with each applicable Research Plan project with sufficient skills and experience together with sufficient equipment and facilities, to carry out such Party’s obligations under this Agreement and to accomplish the objectives of the Collaboration; and

(iii) conduct the Collaboration in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any good laboratory practices to attempt to achieve its objectives efficiently and expeditiously.

2.2. Activities of Ambit. During the Collaboration Term:

2.2.1. Ambit will dedicate to the Collaboration such reasonable resources as specified by the JRC in the Research Plan to perform screening and counterscreening against the KinomeScan panel and follow-up Kd determination against individual kinases, cell-based assays, DMPK, cell pharmacology and medicinal chemistry with respect to Collaboration Targets and Collaboration Compounds.

2.2.2. Ambit further shall provide to the Collaboration Ambit Compounds having demonstrated activity against the Collaboration Targets as defined in the applicable Research Plan in order to support the Collaboration with respect to such Collaboration Targets.

2.2.3. Ambit shall provide Cephalon with all feedback in a timely manner on the progress of its efforts under the Collaboration necessary to enable Cephalon to provide Ambit the support that it requires to conduct its activities hereunder.

2.2.4. Within […***…] of the Effective Date, Ambit shall disclose and make available to Cephalon all compounds (including profiling information and chemical structure) currently under research and development by Ambit with respect to the First Collaboration Target.

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2.2.5. Ambit promptly shall disclose and make available to Cephalon all Collaboration IP conceived, generated or developed by or on behalf of Ambit under the Collaboration and all Ambit IP to enable Cephalon to conduct its development and commercialization activities under this Agreement.

2.2.6. Significant Activity of Ambit under Article IV. If at any time during the course of the development of a Licensed Compound, as discussed in Article IV, there has been no Significant Activity by Ambit in relation to such Licensed Compound for a period of […***…], then:

(a) Cephalon shall have the right to give written notice to Ambit requesting written justification for such lack of Significant Activity, in the form of detailed reasons why there has been no Significant Activity, and Ambit shall provide such written justification to Cephalon within […***…] of the date of Cephalon’s request and shall recommence such Significant Activity within […***…] of the date of Cephalon’s request; or

(b) if Ambit fails to provide such justification to Cephalon or if there has still been no Significant Activity taken by Ambit within […***…] of the date of Cephalon’s request, then, on notice by Cephalon to Ambit (to be given in Cephalon’s sole discretion), Ambit shall be deemed to have been given notice to terminate the development and commercialization of the Licensed Compound (including all associated Backup Compounds) and any license rights to such Licensed Compound granted by Cephalon to Ambit shall revert back to Cephalon.

For purposes of Article IV, Ambit shall be deemed to be engaging in Significant Activity with respect to a Licensed Compound if it is engaging Significant Activity with respect to any one (1) of the Option Compound or its Backup Compounds.

2.3. Activities of Cephalon.

2.3.1. During the Collaboration Term, as determined by the JRC in the Research Plan, Cephalon shall provide reasonable resources to perform necessary in vivo biology (xenograft and other models) and drug development qualifying activities prior to designation of the Collaboration Clinical Candidate (during lead optimization).

2.3.2. With respect to the Second Collaboration Target, upon agreement of the JRC, Cephalon shall provide to the Collaboration Cephalon Compounds having demonstrated activity against the Second Collaboration Target as defined in the applicable Research Plan in order to support the Collaboration with respect to the Second Collaboration Target.

2.3.3. Cephalon promptly shall disclose and make available to Ambit all Collaboration IP conceived, generated or developed by or on behalf of

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Cephalon under the Collaboration that may be necessary or useful for Ambit to conduct its obligations under the Collaboration pursuant to the applicable Research Plan.

2.3.4 Significant Activity of Cephalon under Article III and Article VIII. If at any time during the course of the clinical development and commercialization of a Collaboration Clinical Candidate there has been no Significant Activity by Cephalon in relation to such Collaboration Clinical Candidate for a period of […***…], then:

(a) Ambit shall have the right to give written notice to Cephalon requesting written justification for such lack of Significant Activity, in the form of detailed reasons why there has been no Significant Activity, and Cephalon shall provide such written justification to Ambit within […***…] of the date of Ambit’s request and shall recommence such Significant Activity within […***…] of the date of Ambit’s request; or

(b) if Cephalon fails to provide such justification to Ambit or if there has still been no Significant Activity taken by Cephalon within […***…] of the date of Ambit’s request, then, on notice by Ambit to Cephalon (to be given in Ambit’s sole discretion), Cephalon shall be deemed to have been given notice to terminate the development and commercialization of the Collaboration Compound or Collaboration Clinical Candidate in relation to which such Significant Activity has not occurred and any license rights to such Collaboration Compound or Collaboration Clinical Candidate granted by Ambit to Cephalon shall revert back to Ambit.

2.4. Selection of Collaboration Targets. At the first JRC meeting the JRC will approve a Research Plan for the First Collaboration Target, including the particular assays and the associated reagents that will be used to test for the specified modes of modulating the First Collaboration Target. No later than […***…] from the Effective Date or as otherwise agreed to in writing by the Parties, each Party shall submit a proposal for a Target to be designated as the Second Collaboration Target, along with a draft Research Plan applicable to such proposed Second Collaboration Target, as the basis of a research program within the Collaboration via the JRC. The JRC shall discuss each of the proposals and shall determine whether any of the proposed Targets shall be designated as the Second Collaboration Target, provided that either Party may, via the JRC, decline to accept any such proposed Target as the Second Collaboration Target if, at the time the other Party proposes the Target, (i) the declining Party has existing contractual commitments to a Third Party related to the proposed Target that would prevent it from collaborating with the other Party on such Target, or (ii) the declining Party can document the existence of an active internal research program related to such Target that existed prior to the other Party’s proposal of the Target. If a proposed Target is declined pursuant to the foregoing, it shall not be subject to the provisions of Section 3.4.

2.5. Records and Reports. Each Party shall maintain records in sufficient detail and in good scientific manner appropriate for patent and FDA purposes and so as to properly reflect all work done and results achieved in the performance of this Agreement (including all data in the form required under any applicable governmental regulations

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and as directed by the JRC). In addition, each Party shall keep or cause to be kept written laboratory notebooks, marketing and commercialization records, pre-clinical records (including CMC, toxicology, ADME, pharmacology, and other), regulatory filings and other records and reports of the progress of its activities in the Collaboration and, with respect to Ambit, also under Article IV, in sufficient detail and in good scientific manner for all other purposes, reflecting all work done on a program and the results achieved thereunder by such Party. Such records shall be maintained throughout the Collaboration Term and for as long as required by applicable laws, rules and regulations. Such records shall include applicable books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, samples of materials and other graphic or written data generated in connection with the Collaboration and Ambit’s activities under Article IV, including any data required to be maintained pursuant to applicable governmental regulations. During the Term, each Party shall respond to reasonable requests from the other for information based on such records.

ARTICLE III.

GOVERNANCE OF THE COLLABORATION

3.1. Joint Research Committee. Within thirty (30) days after the Effective Date, Cephalon and Ambit shall establish a Joint Research Committee, comprised of Ambit and Cephalon scientists, to manage the scientific implementation of the Collaboration. The responsibilities of the JRC shall include: (a) monitoring and reporting the progress of the Collaboration and ensuring open and frequent exchange between the Parties; (b) establishing criteria for the selection of Collaboration Compounds for each Collaboration Target; (c) identifying and resolving any scientific or technical conflicts between the Parties; (d) approving, modifying and overseeing the implementation of a Research Plan for each Collaboration Target and its associated program undertaken in the Collaboration; (e) coordinating with the Patent Committee all patent activities as they relate to the results of the Collaboration, and in keeping with the overall patent strategy delineated by the Patent Committee; and (f) taking such action that is contemplated for the JRC to take pursuant to Article IV.

3.2. Membership. The JRC shall include three (3) named representatives of each of the Parties, and each Party’s representatives shall be selected by that Party and identified by written notice to the other Party. Each Party may replace its representatives at any time, upon written notice to the other Party. From time to time, the JRC may establish subcommittees, to oversee particular projects or activities, and to manage the more frequent interactions between the Parties’ scientists with respect to individual research projects. Such subcommittees will be constituted as the JRC determines, in its sole discretion.

3.3. Meetings and Minutes. During the Collaboration Term, unless otherwise agreed to by the Parties, the JRC shall meet at least quarterly, or more frequently as agreed by the Parties, at such locations or by such teleconferencing means as the Parties may determine from time to time. In addition to regularly scheduled meetings, the JRC representatives will communicate regularly by telephone, electronic mail, facsimile and/or videoconference. Other representatives of Ambit or Cephalon may attend JRC meetings as nonvoting observers. Each Party shall be responsible for all of its expenses associated with attending the JRC meetings. The Parties shall alternate preparing agendas for each JRC meeting and written minutes of each JRC meeting and shall prepare a written record of all JRC voting and decisions, whether made at a JRC meeting or otherwise. A copy of the Research Plan for each Collaboration Target shall be signed and appended to the minutes of the JRC meeting at which such Research Plan is approved. The written minutes of each JRC meeting and the written record of all JRC voting and decisions shall be written and disseminated to the JRC members for review within ten (10) business days of the JRC meeting, and upon signature by Ambit and Cephalon, shall become final.

3.4. Decision-Making. Decisions of the JRC shall be made by unanimous vote, and each Party shall have a single vote. In the event that, with respect to any decision for which the JRC is empowered to make a decision, a unanimous vote is not obtained, the decision shall be referred to the Executive Officers, who shall promptly meet and endeavor to reach consensus in a timely manner. On and after the time a Collaboration Clinical Candidate is designated, if such individuals cannot resolve such dispute with respect to such Collaboration Clinical Candidate, then such dispute shall be decided by […***…].

3.5. Patent Committee. Upon recommendation of the JRC, the Parties shall form a patent committee (the “Patent Committee”) to be in existence as long as Patents within the Collaboration IP are being filed and/or prosecuted. Each Party shall designate at least one (1) chemist and one (1) patent attorney or equally qualified legally trained personnel, as its representatives on the Patent Committee. The Patent Committee shall be responsible for recommending patent filings and coordinating patent-related matters and such other matters as are delegated to it by the JRC. Such meetings shall be held at mutually agreed times and locations. It is recognized and understood that the Patent Committee will communicate as necessary, whether in writing, by telephone, in person or otherwise, to ensure compliance with relevant patent filing and prosecution timetables and deadlines. Each Party shall bear its own expenses associated with such meetings and the activities of the Patent Committee; provided, however, that each Party shall bear the expense of providing the other Party with copies of all Patents filed pursuant to this Agreement including all substantive correspondence with U.S. and foreign patent offices. If the JRC does not form a Patent Committee, all references herein to a “Patent Committee” shall refer instead to the JRC, and the JRC shall decide all patent-related matters in consultation with a patent attorney.

3.6. Clinical Development Updates. Cephalon shall deliver to Ambit written quarterly clinical updates with respect to the status of the clinical development of the Collaboration Clinical Candidate.

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ARTICLE IV.

AMBIT SELECTED COMPOUNDS

4.1. Cephalon Library. Within […***…] of the Effective Date, Cephalon will commence the delivery of its Cephalon Compound Library on a schedule to be mutually agreed to by the Parties. Cephalon shall use its reasonable efforts to complete such delivery within […***…] of the Effective Date.

4.2. Ambit Nominated Targets. Within […***…] of each of the […***…],[…***…] and […***…] anniversaries of the Effective Date (each a “Nomination Period”), Ambit shall have the right to nominate up to two (2) Targets (the “Nominated Targets”) to be designated as replacements for up to two (2) of the then-current Ambit Targets. Ambit shall specify such Nominated Targets in a written notice (the “Nomination Notice”) delivered to Cephalon within the applicable Nomination Period, which Nomination Notice also shall specify the then-current Ambit Targets that Ambit proposes to replace with the Nominated Targets. Cephalon shall consider such Nominated Targets and within […***…] of the receipt of the Nomination Notice shall deliver to Ambit a written decision (the “Decision Notice”) indicating whether or not Cephalon agrees to designate the Nominated Targets as Ambit Targets. Cephalon may reject any Nominated Target if Cephalon can document the existence of an active or scheduled internal research program or Third Party obligations related to such Nominated Target. In any Nomination Period, Cephalon may also reject up to two (2) Nominated Targets in its sole discretion (each, a “Sole Discretion Rejection”); provided, that if Cephalon has previously rejected two (2) Nominated Targets in a Nomination Period, Cephalon may only reject any subsequent Nominated Targets in such Nomination Period if Cephalon can document the existence of an active or scheduled internal research program or Third Party obligation related to such Nominated Target; and provided further, that with respect to the Nomination Period following the […***…] anniversary of the Effective Date (the “Third Nomination Period”), if Cephalon has used […***…] Sole Discretion Rejections prior to the Third Nomination Period, then Cephalon may reject a Nominated Target in the Third Nomination Period only if Cephalon can document the existence of any active or scheduled internal research program or Third Party obligation related to the applicable Nominated Target. Upon agreement by the Parties on a Nominated Target, such Nominated Target shall be deemed an Ambit Target as of the date of such agreement, and the corresponding Ambit Target designated in the Nomination Notice to be replaced shall no longer be deemed an Ambit Target as of the date of such agreement. Schedule A shall be updated consistent with the foregoing. For clarification, no more than […***…] Targets shall be concurrently classified as Ambit Targets during the Initial Term. If Cephalon shall not have given a Decision Notice within the allotted time period specified above, it shall be deemed that Cephalon does not agree to include the Nominated Target as an Ambit Target.

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4.3. Ambit Profiling.

4.3.1. Ambit shall profile the Cephalon Library Compounds against the KinomeScan Panel consistent with the Profiling Services Agreement as further described in Attachment A. Such screening shall be performed solely on Ambit’s own behalf and in furtherance of the provisions of this Article IV. Within […***…] of receipt of all of the Cephalon Library Compounds, Ambit shall provide Cephalon with all profiling data from the primary screening related to each Cephalon Library Compound. Ambit may request that Cephalon provide it with information relating to the chemical structure of any Cephalon Library Compound that demonstrates binding affinity of […***…] against one (1) or more Ambit Targets (an “Ambit Hit”), which request Cephalon may deny in its sole discretion. Notwithstanding the above, if fewer than […***…] Ambit Hits against an Ambit Target have a binding affinity of […***…], then Ambit may request that Cephalon provide it with information relating to the chemical structure of any Cephalon Library Compounds having binding affinities of less than […***…] against such Ambit Target (such Cephalon Library Compounds also shall be considered “Ambit Hits”), which request Cephalon may deny in its sole discretion. If, after expanding the binding affinity standard as set forth in the prior sentence, (i) there are fewer than […***…] Ambit Hits for any particular Ambit Target or (ii) Cephalon rejects Ambit’s request for chemical structures for Ambit Hits such that there are fewer than […***…] Ambit Hits for any particular Ambit Target for which Cephalon has provided the chemical structures, then Ambit may request to replace such Ambit Target by providing Cephalon with written notice thereof, provided that Cephalon may reject such request for a replacement Ambit Target only if Cephalon can document the existence of an active or scheduled internal research program or Third Party obligation related to such replacement Ambit Target. Cephalon shall consider such replacement Ambit Target and within […***…] of the receipt of the written notice from Ambit with respect to such replacement Ambit Target shall deliver to Ambit a written decision indicating whether or not Cephalon agrees to designate the replacement Ambit Target as an Ambit Target.

4.3.2. In addition, for each Ambit Hit, Ambit may request to receive for profiling additional Cephalon Compounds that have the chemical structures most similar with the Ambit Hit, as determined in good faith by Cephalon (a “Cephalon Analogue Compound”), which request Cephalon may deny if Cephalon can document the existence of an active or scheduled internal research program or Third Party obligations related to such Cephalon Library Compound and/or any related Cephalon Analogue Compound. If Cephalon cannot provide sufficient Cephalon Analogue Compounds to Ambit as determined by the JRC, then Ambit may request to replace the applicable Ambit Target in the manner set forth in the last two sentences of Section 4.3.1. Ambit shall utilize such information and Cephalon Analogue Compounds solely for the purpose of performing more comprehensive analysis to define a subset of Cephalon Library Compounds and Cephalon Analogue Compounds that show the most promising activity against the Ambit Targets.

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4.3.3. In connection with its activities under this Section 4.3, Ambit is granted a limited, non-exclusive, non-transferable, non-sublicenseable (except as permitted by Section 18.15) license under the Cephalon IP and Cephalon’s share of the Licensed Compound IP during the Collaboration Term to optimize solely for its own research and development purposes Cephalon Library Compounds having the requisite level of binding affinity set forth in Section 4.3.1 and, for purposes of Section 4.4, to create associated Derivative Compounds having the ability to appropriately inhibit, stimulate or otherwise modulate the production or activity of the same Ambit Target as the Cephalon Library Compound.

4.3.4. Cephalon shall own all right and title to any profiling data generated by Ambit in connection with the screening of the Cephalon Library Compounds, and Cephalon hereby grants to Ambit a limited, non-exclusive, non-transferable, non-sublicenseable research license during the Collaboration Term to use such data for the purposes contemplated by this Article IV. Ambit hereby grants to Cephalon a non-exclusive, worldwide, perpetual, irrevocable fully-paid up, royalty-free, sublicenseable and transferable license to any Ambit IP that is necessary for and only for the puposes of Cephalon copying, distributing, making derivative works of, using and otherwise exploiting such data.

4.4. Ambit Option.

4.4.1.If profiling by Ambit of a Cephalon Library Compound or Derivative Compound demonstrates that a significant mechanism of action of the Cephalon Library Compound or Derivative Compound is modulation of an Ambit Target, as determined by the JRC, then Ambit shall be entitled to and at Ambit’s sole election upon written notice to Cephalon Ambit will receive an exclusive option (the “Option”) from Cephalon for such Cephalon Library Compound or Derivative Compound (the “Option Compound”), as the case may be. Such written notice from Ambit shall specify the Option Compound to be covered by the Option along with reasonable supporting research and analysis demonstrating the requisite level of action of the Option Compound against the Ambit Target. Ambit shall be entitled to receive an Option for an Option Compound if it provides the written notice described above no later than the latter of (i) […***…] after completion of the initial screening of the applicable Option Compound against the applicable Ambit Target(s) as demonstrated by Ambit’s records or (ii) […***…] after the date on which the applicable Ambit Target was designated an Ambit Target pursuant to the terms hereof. Subject to Sections 4.4.2 and 4.4.3, each Option, which shall be exercisable during the Initial Term, is for an exclusive, worldwide, non-sublicenseable (except as permitted by Sections 4.7 and 18.15), non-transferable (except as permitted by Section 4.7), royalty-free (except as set forth in Section 4.11), perpetual (except as expressly set forth herein) license (the “Option License”) under the Cephalon IP and Cephalon’s share of the Licensed Compound IP to develop, make, have made, use, sell, offer to sell and import Licensed Compounds, solely in connection with products that modulate the Ambit Target. Within […***…] of Ambit’s receiving an Option, Cephalon shall notify Ambit whether the corresponding Option Compound(s) are subject to any Third Party payment or other obligations or are covered by Cephalon IP. Within […***…] of receipt of such notice from

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Cephalon, Ambit may elect to terminate its Option if the Option Compound is subject to such Third Party obligations, and such termination shall not be counted for purposes of Section 4.4.4. If Ambit does not cancel the Option within such […***…] period, Ambit agrees that it shall be solely responsible for satisfying such Third Party obligations.

4.4.2. The Option shall be exclusive as to Ambit, unless, at the time Ambit elects to obtain the Option pursuant to Section 4.4.1, Cephalon has entered into a binding commitment with a Third Party that prevents Cephalon from granting the Option or the license that Cephalon would be required to grant to Ambit upon Ambit’s exercise of the Option (i.e., the Option License) , in which case Cephalon will grant to Ambit an Option of the maximum permissible scope, if any, that would not conflict with the Third Party commitment. If, upon Cephalon’s notice to Ambit of the information relating to such Third Party commitment in the prior sentence, Ambit determines in its reasonable discretion that Ambit will not pursue such Option, then the JRC shall determine in good faith the appropriate manner to proceed, including, without limitation, the options set forth in Section 4.3.1 or the provision by Cephalon of additional Cephalon Compounds for Ambit to profile pursuant to 4.3.1. Ambit shall exercise the Option by providing written notice to Cephalon specifying the Option Compound for which it is exercising the Option. Upon Cephalon’s receipt of such notice, Cephalon agrees to grant, and hereby does grant to Ambit the Option License as set forth above.

4.4.3. Notwithstanding the foregoing, in the event that a Cephalon Library Compound, or a Derivative Compound made pursuant to Section 4.3.3, is equipotent (as determined by the JRC) against one or more Ambit Targets and one or more Cephalon Exclusive Targets, or if such a Derivative Compound is significantly active against a Cephalon Exclusive Target, Ambit’s right to obtain an Option to such Cephalon Library Compound or Derivative Compound shall be subject to this Section 4.4.3.

(a) If Ambit desires an Option to an equipotent Cephalon Library Compound or Derivative Compound, it shall provide Cephalon with a written request specifying the Cephalon Library Compound or Derivative Compound that Ambit requests to be covered by the Option along with reasonable supporting research and analysis demonstrating the requisite level of action of the Cephalon Library Compound or Derivative Compound against the Ambit Targets and Cephalon Exclusive Targets. Cephalon shall have at least […***…] from the receipt of such notice to consider such request, and the Parties shall discuss in good faith Ambit’s request at the next JRC meeting, including proposed licensing structures applicable to such equipotent Cephalon Library Compound or Derivative Compound (e.g. co-exclusive license instead of an exclusive license) that may be required by Cephalon. In the event that the JRC is unable to agree upon Ambit’s request, then Cephalon may reject Ambit’s request for such Option if Cephalon can document the existence of an active or scheduled internal research program or Third Party obligation related to such Cephalon Exclusive Target. In the event the JRC or Cephalon reject Ambit’s request, and Ambit determines in its reasonable discretion that Ambit will not pursue such Option, then the JRC shall determine in good faith the appropriate manner to proceed, including, without limitation,

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the options set forth in Section 4.3.1 or the provision by Cephalon of additional Cephalon Compounds for Ambit to profile pursuant to 4.3.1.

(b) If such Cephalon Library Compound or Derivative Compound is significantly active against a Cephalon Target as determined by the JRC, Ambit shall not have the right to obtain an Option thereon without Cephalon’s prior written consent, and if such Derivative Compound is covered by Ambit IP or Licensed Compound IP, Ambit agrees to grant, and hereby does grant, to Cephalon an exclusive, irrevocable, perpetual, worldwide, royalty-free, transferable and sublicenseable license under the Ambit IP and Ambit’s rights in the Licensed Compound IP limited to developing, making, having made, using, selling, offering to sell and importing such Derivative Compound.

4.4.4. During the Initial Term, Ambit shall have the right to receive and hold an Option to […***…] Option Compounds at any time, provided, however, that if Ambit can demonstrate to Cephalon’s reasonable satisfaction that it possesses the requisite capabilities required to adequately resource additional drug discovery programs, using Commercially Reasonable Efforts, the number can be increased to a maximum of […***…]. Not more than once per year, Ambit may elect to terminate […***…] Options by providing written notice of such termination to Cephalon […***…] prior to the next anniversary of the Effective Date, in which case such Options shall terminate and Ambit shall have the right to receive a corresponding number of additional Options pursuant to Section 4.4.1, in each case commencing on such next anniversary date.

4.4.5. Ambit shall have the right to be licensed to […***…] Licensed Compounds (and the associated Backup Compounds) at any time, provided, however, that if Ambit can demonstrate to Cephalon that it possesses the requisite capabilities required to adequately resource additional drug discovery programs using Commercially Reasonable Efforts, upon Cephalon’s written consent, the number can be increased to a maximum of […***…]. Not more than once per year, Ambit may elect to terminate work on […***…] its Licensed Compounds (including the associated Backup Compounds) by providing written notice of such termination to Cephalon […***…] prior to the next anniversary of the Effective Date, in which case Ambit’s license to such Licensed Compounds (including the associated Backup Compounds) shall terminate and Ambit shall have the right thereafter to exercise a corresponding number of additional Options and obtain a license to other Option Compounds pursuant to Section 4.4, in each case commencing on such next anniversary date.

4.4.6. Ambit at any time may replace a Backup Compound with a Derivative Compound developed by it pursuant to the applicable Option License on prior written notice to Cephalon and with Cephalon’s written approval, not to be unreasonably withheld, provided that such Derivative Compound meets all of the applicable requirements set forth in this Article IV. Upon receipt of such approval from Cephalon, such Derivative Compound shall be deemed a Backup Compound, and the replaced Backup Compound shall no longer be a Licensed Compound.

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4.5. Ambit Development.

4.5.1. Except as set forth in Sections 4.3.3 and 6.4, and except as permitted under an Option License, Ambit shall have no right hereunder to optimize or otherwise develop any Cephalon Library Compounds or any other Cephalon Compounds. Ambit represents and warrants that it will optimize Cephalon Library Compounds and Licensed Compounds solely against the Ambit Targets, unless otherwise approved in writing by Cephalon.

4.5.2. Ambit shall be solely responsible for the optimization, study and commercialization of Licensed Compounds. Ambit shall use its Commercially Reasonable Efforts to develop the Licensed Compounds, including developing at least one (1) Licensed Compound per Option License granted by Cephalon to Ambit to the point where such Licensed Compounds are suitable for IND submission. If at any time Ambit determines that it will not be able to exercise such Commercially Reasonable Efforts, it promptly shall notify Cephalon, and, without limiting Section 2.2.6, the Parties shall discuss in good faith an appropriate course of action.

4.5.3. If, at any time during the course of Ambit’s research and development activities under this Article IV, the significant activity of any Licensed Compound or any Derivative Compound is found to be significantly active against a Cephalon Target (instead of an Ambit Target), then Ambit may not continue to work on such Licensed Compound. In such case, Ambit promptly shall disclose such Licensed Compound to Cephalon, along with the results of its work. If such Licensed Compound is covered by Ambit IP or Licensed Compound IP, Ambit agrees to grant, and hereby does grant, to Cephalon an exclusive, irrevocable, perpetual, worldwide, royalty-free, transferable and sublicenseable license under the Ambit IP and Ambit’s rights in the Licensed Compound IP for the limited purpose of developing, making, having made, using, selling, offering to sell and importing such Licensed Compound or Derivative Compound.

4.5.4. If, at any time during the course of such optimization, the activity of any Licensed Compound or Derivative Compound is found to be equipotent against a Cephalon Exclusive Target and an Ambit Target, then the Parties shall negotiate in good faith as to the proper manner for each Party to proceed with respect to such License Compound or Derivative Compound. If, at any time during the course of such optimization, the activity of any Licensed Compound or Derivative Compound is found to be equipotent against a Cephalon Target (which is not a Cephalon Exclusive Target) and an Ambit Target, then Ambit may continue to work on such Licensed Compound or Derivative Compound, provided that: (a) the focus of the work is to develop compounds whose activity is against the Ambit Target, and, (b) Cephalon shall have, and is hereby granted, a non-exclusive, irrevocable, perpetual, worldwide, royalty-free, non-transferable right without right to grant sublicenses under the Ambit IP and Ambit’s rights in the Licensed Compound IP for the limited purpose of developing, making, having made, and using, such Licensed Compound, for its own research and development purposes only.

4.6. Discontinuation of Option or Option License.

4.6.1. Upon termination of an Option, all rights granted hereunder by Cephalon to Ambit and relating to the applicable Option Compound shall revert to, and are hereby assigned by Ambit to, Cephalon, at no cost.

4.6.2. Upon termination of an Option License (without limitation of Section 4.4) and/or this Agreement, all rights granted hereunder by Cephalon to Ambit under the Option License shall terminate.

4.7. Cephalon Buy Back Rights and Right of First Negotiation.

4.7.1. Upon the completion of IND enabling activities for each Licensed Compound, Ambit shall provide to Cephalon, in confidence, a complete detailed summary of its Licensed Compound program, including relevant data and results that would be submitted as part of an IND filing. Cephalon shall have the exclusive option for […***…] after the delivery of such summary to reacquire all rights to the Licensed Compound on mutually agreed upon terms, negotiated in good faith and consistent with pharmaceutical industry standards for small molecule programs at such stage of development, taking into account Ambit’s investment and sunk cost, risk, market potential, NPV, and other commonly accepted licensing metrics. Should Cephalon decline this option or if the Parties are not able to agree upon the terms for the reacquisition by Cephalon of all rights to the Licensed Compound, Cephalon shall continue to have the Right of First Negotiation.

4.7.2. (a) Upon completion by Ambit of the first human proof-of-concept study for each Licensed Compound, Ambit shall provide to Cephalon, in confidence, a complete detailed summary of its Licensed Compound program, including relevant data and results generated from such study (including but not limited to information from or relating to clinical studies, correspondence with FDA, information regarding Third Party patents, and information regarding the manufacture, sourcing and cost of goods for the Licensed Compound) (the “Cephalon License Notice”). Cephalon shall have the exclusive option for […***…] following receipt of the Cephalon License Notice to determine whether it wishes to pursue reacquiring the Licensed Compound. If Cephalon notifies Ambit in writing of its election to pursue the reacquisition of such Licensed Compound within […***…] after Cephalon’s receipt of such Cephalon License Notice, Ambit shall enter into good faith, exclusive negotiations with Cephalon with respect to such reacquisition for a period of […***…] following receipt of such election from Cephalon (the “Negotiation Period”). Such reacquisition shall be upon terms, consistent with pharmaceutical industry standards for small molecule programs at such stage of development, taking into account Ambit’s investment and sunk cost, risk, market potential, NPV, and other commonly accepted licensing metrics.

(b) During the Negotiation Period, Cephalon shall have the opportunity to make a written proposal of terms and conditions with respect to such a license and Ambit will either accept the proposal or provide a counter offer to Cephalon.

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If Cephalon has not provided Ambit with such a written proposal regarding all principal financial terms of such a license within the first […***…] of the Negotiation Period, the Negotiation Period shall terminate. If Ambit and Cephalon are able to conclude an agreement in principle within the Negotiation Period as set forth in a mutually satisfactory term sheet with respect to such license, the Negotiation Period shall be extended for an additional […***…] and the Parties shall negotiate in good faith a definitive agreement within such […***…] period. During the Negotiation Period, Ambit shall not negotiate or otherwise discuss with any Third Party any licensing or other arrangement with respect to the Licensed Compound.

(c) Should Cephalon decline this option or if the Parties are not able to agree upon the terms for the reacquisition by Cephalon of all rights to the Licensed Compound, Cephalon shall continue have the Right of First Negotiation.

4.7.3. Cephalon Right of First Negotiation. Cephalon shall have a right of first negotiation with respect to Licensed Compounds (the “Right of First Negotiation”), which is a right independent of Cephalon’s buyback rights set forth in 4.7.1 and 4.7.2. The Right of First Negotiation shall be defined as follows.

(a) In the event that Ambit desires to enter into a license or other arrangement with respect to any Licensed Compound, before entering into negotiations with any Third Party with respect to such license, Ambit will notify Cephalon of its desire and provide Cephalon with information in Ambit’s possession and control that is reasonably necessary for Cephalon to perform its due diligence with respect to such Licensed Compound (including but not limited to information from or relating to preclinical studies, clinical studies, correspondence with FDA, information regarding Third Party Patents, and information regarding the manufacture, sourcing and cost of goods for the Licensed Compound) (the “Notice”). If Cephalon notifies Ambit in writing of its election to pursue a license for such Licensed Compound within […***…] after Cephalon’ receipt of such Notice, Ambit shall enter into good faith, exclusive negotiations with Cephalon with respect to such license for a period of […***…] (the “RFN Negotiation Period”) following receipt of such election from Cephalon. Cephalon shall have the right to determine the scope of Licensed Compounds with respect to the license (i.e., whether such license will cover, for example, a single Licensed Compound or a list of several Licensed Compounds or the entire genus of Licensed Compounds) and the proposals and term sheets that Ambit delivers to Cephalon during that RFN Negotiation Period shall include the terms for the scope of Licensed Compounds requested by Cephalon. For one Licensed Compound mutually agreed to by the Parties, negotiations with Third Parties and other rights under this Section 4.7.3 shall only be available to Ambit after the IND enabling activities have been completed, or best efforts have been made to complete such activities, as determined by the JRC.

(b) During the RFN Negotiation Period, Ambit will provide Cephalon with an opportunity to make a written proposal of terms and conditions with respect to such a license and Ambit will either accept the proposal or provide a counter offer to

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Cephalon. If Cephalon has not provided Ambit with such a written proposal regarding all principal financial terms of such a license within […***…] of the RFN Negotiation Period, the RFN Negotiation Period will terminate. If Ambit and Cephalon are able to conclude an agreement in principle within the RFN Negotiation Period as set forth in a mutually satisfactory term sheet with respect to such license, the Parties shall negotiate a definitive agreement in good faith with the goal of executing such agreement within […***…] thereafter.

(c) If Cephalon does not elect to pursue a license within the […***…] period set forth above, or if Cephalon does so elect but Ambit and Cephalon do not conclude an agreement in principle with respect to such license within the RFN Negotiation Period, or if Cephalon does not provide Ambit with a written proposal regarding the material terms of such a license within the first […***…] of the RFN Negotiation Period, Ambit will then be free to enter into negotiations with any Third Party regarding a license for such Licensed Compound; provided that (i) with respect to Licensed Compounds subject to Ambit IP, the material terms of such license shall not be more favorable to the Third Party than the best material terms offered by Cephalon to Ambit during the RFN Negotiation Period and (ii) with respect to Licensed Compounds subject to Cephalon IP, the material terms of such license shall not be more favorable to the Third Party than the best material terms offered by Ambit to Cephalon during the RFN Negotiation Period.

4.8. Reservation of Rights. Except as expressly set forth above, Cephalon shall have the sole and exclusive right to commercialize Cephalon Compounds and Cephalon Library Compounds.

4.9. License to Licensed Compound IP. Without limitation of any other rights or licenses granted to Cephalon herein, Ambit hereby grants to Cephalon, and Cephalon hereby accepts, a fully paid-up, royalty-free, worldwide, perpetual, non-exclusive, sublicenseable and transferable right under the Licensed Compound IP and Ambit IP for the limited purpose of developing, making, having made, offering to sell, selling, importing and using any compound resulting from Ambit’s research and development activities under this Article IV, including all Derivative Compounds, other than any Licensed Compounds subject to an existing Option License and as to which Ambit is exercising Significant Activity or any Licensed Compound subject to a Third Party licensing agreement or other arrangement pursuant to Section 4.7.3(c) that is in compliance with the terms of this Agreement. For the avoidance of doubt, Ambit retains exclusive rights under Ambit IP relating to the Licensed Compound IP to develop, make, have made, offer to sell, sell, import, use, and commercialize any Licensed Compound subject to a Third Party licensing agreement or other arrangement pursuant to Section 4.7.3(c), and, assuming the existence of such agreement or arrangement pursuant to Section 4.7.3(c), Cephalon is granted no rights to commercialize any such Licensed Compound. From time to time, Ambit shall deliver to Cephalon upon its request such information (including chemical structures) as may be reasonably required by Cephalon.

4.10. Compound Co-Exclusivity. The development, manufacture, sale, import and use of any Licensed Compounds or any Derivative Compounds made by or on behalf

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of Ambit, and rights under the Licensed Compound IP and with respect to any chemistry produced by Ambit relating to or derived from the Cephalon Library Compounds, shall be co-exclusive as between the Parties until the earlier of (a) with respect to a Licensed Compound, Cephalon’s having elected to not exercise its rights under Section 4.7 with respect to a Licensed Compound and (b) with respect to all Licensed Compounds and Derivative Compounds, […***…] after the expiration or termination of the Collaboration Term. The terms of this Section 4.10 shall not be applicable to those Licensed Compounds or any Derivative Compounds that are both (i) derived from Non-Exclusive Compounds and (ii) not subject to Cephalon IP.

4.11. Royalty Payments to Cephalon.

(a) Net Sales. Ambit shall pay to Cephalon royalties equal to […***…] of Net Sales by Ambit or its Affiliates of each Licensed Product that at any time is subject to a Valid Claim that (i) covers a composition of matter and (ii) either is (x) included in any Cephalon Patent in existence as of the Effective Date or (y) included in any Cephalon Patent that is issued after the Effective Date and based on invention disclosures in existence as of the Effective Date, as evidenced by Cephalon’s written records. Ambit shall pay Cephalon royalties on Net Sales of each Licensed Product pursuant to the terms of this Agreement, on a Licensed Product-by-Licensed Product and country-by-country basis, for a period from the date of the First Commercial Sale of such Licensed Product in such country until the date of expiration of the last-to-expire Cephalon Patent containing a Valid Claim covering a composition of matter which would be infringed by the making, using, or selling of the applicable Licensed Product in the applicable country.

(b) Net Revenues. Ambit shall pay to Cephalon […***…] of Net Revenues of each Licensed Product (i) that at any time is subject to a Valid Claim that (x) covers a composition of matter and (y) either is (A) included in any Cephalon Patent in existence as of the Effective Date or (B) included in any Cephalon Patent that is issued after the Effective Date and based on invention disclosures in existence as of the Effective Date, as evidenced by Cephalon’s written records, and (ii) as to which Ambit has granted any sublicense or other rights to any Third Party. Ambit shall pay Cephalon such amount for each such Licensed Product pursuant to the terms of this Agreement, on a Licensed Product-by-Licensed Product basis, for a period from the date on which Ambit first receives Net Revenues from a Third Party with respect to such Licensed Product until the date of expiration of the last-to-expire Cephalon Patent containing a Valid Claim covering a composition of matter which would be infringed by the making, using, or selling of the applicable Licensed Product in the applicable country.

(c) Payment Report. After the date on which payments are due to Cephalon with respect to a Licensed Product under this Section 4.11, Ambit shall provide Cephalon with a payment report on a quarterly calendar basis within ninety (90) days after the end of the calendar quarter to which such report applies. Each such report shall state, separately for Ambit, and each Affiliate and Sublicensee, the number, description, and aggregate Net Sales or Net Revenues, as applicable, on a country-by-country basis and product-by-product basis, if applicable, generated or received during the calendar

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quarter that is the subject of the report. Contemporaneously with the submission of the reports Ambit shall pay to Cephalon all payments due for the subject calendar quarter.

(d) Records Retention. Ambit shall keep, and require its Affiliates and Sublicensees to keep, for a period of not less than […***…], complete and accurate records of all Net Sales and Net Revenues. Cephalon shall have the right, at its sole expense, through a certified public accountant reasonably acceptable to Ambit, and following reasonable notice, to inspect such records during regular business hours, during the life of Ambit’s obligation to make payments under this Section 4.11; provided, however, that such inspection shall not (i) take place more often than once a year and (ii) cover any records which date prior to the date of the last examination, and further provided that, such accountants shall report only as to the accuracy of the royalty statements and payments and the amount of any underpayment. Copies of such reports shall be supplied to Ambit. In the event that the report is in disagreement with the Net Sales or Net Revenues as calculated by Ambit, Ambit shall notify Cephalon within ten (10) days of receipt by Ambit whether or not it agrees with the report. If Ambit notifies its agreement with the report within the ten (10) day period or fails to give any notification within that period, the Net Sales or Net Revenues calculated by the report shall be used for purposes of calculating any monies owed and any monies owed by Ambit to Cephalon shall be paid by Ambit in accordance with the provisions of this Section 4.11. If within ten (10) days starting on the day after receipt of the notification referred to in this Section 4.11, the Parties have not agreed to the terms in dispute in relation to the report, either Party may refer the items in dispute to a partner of at least ten (10) years qualified experience at an independent, internationally recognized, public accounting firm agreed by the Parties in writing for final and binding resolution, or failing agreement on the identity of the public accounting firm within fifteen (15) days starting on the day after receipt of the notification referred to in this Section 4.11, an independent, internationally recognized, public accounting firm appointed on the application of either Party by the President for the time being of the Institute of Chartered Accountants in the United States. Such person appointed shall act on the following basis:

(i) such person shall act as an expert and not as an arbitrator;

(ii) such person’s terms of reference shall be to determine the matters in dispute within twenty (20) days of his appointment;

(iii) the Parties shall each provide such person with all information relating to the items in dispute which such person reasonably requires and such person shall be entitled (to the extent he considers appropriate) to base his determination on such information;

(iv) the decision of such person is, in the absence of fraud or manifest error, final and binding on the Parties; and

(v) […***…].

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Where Ambit agrees that it has or is found to have underpaid any amounts due under this Section 4.11, Ambit promptly shall pay such royalties together with interest at […***…] applied to the amount unpaid from the date due to the date paid. If Ambit has overpaid such amounts, Ambit may credit such overpayments against future amounts owed to Cephalon ; provided that to the extent that no further amounts are due to Cephalon under this Section 4.11, Ambit shall invoice Cephalon for the outstanding overpayment amount and Cephalon shall repay same within forty-five (45) days of the invoice. The interest available to each Party pursuant to this Section shall in no way limit any other remedies available to each Party.

(e) Form of Payment. All payments required according to this Section 4.11 shall be made in U.S. dollars, for Cephalon’s account, by wire transfer to a bank in the United States designated in writing by Cephalon; provided, however, that where payments in respect of Net Sales are based on Net Sales in non-U.S. currencies, the amount of Net Sales and any deductions used to calculate Net Sales, if any, shall be converted by Ambit, based on the average of the “bid” and “asked” exchange rate provided by the Wall Street Journal Europe, for the last business day of each calendar quarter, into U.S. dollars. Any undisputed payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due, plus an additional two percent (2%) calculated on the number of days such payment is delinquent. The interest available to each Party pursuant to this Section shall in no way limit any other remedies available.

(f) Blocked Payments. In the event that, by reason of applicable laws or regulations in any country, it becomes impossible or illegal for Ambit to transfer, or have transferred on its behalf, royalties or other payments to Cephalon, such royalties or other payments shall be deposited in local currency in the relevant country to the credit of Cephalon in a recognized banking institution designated by Cephalon or, if none is designated by Cephalon within a period of thirty (30) days, in a recognized banking institution selected by Ambit and identified in a notice in writing given to Cephalon.

ARTICLE V.

COLLABORATION EXCLUSIVITY

5.1. Collaboration Targets. Neither Party may engage in any research and development activities with respect to a Collaboration Target with any Third Party or independently outside of the Collaboration during the applicable Exclusivity Period, provided that the foregoing shall not prohibit a Party from engaging a subcontractor pursuant to Section 18.15 to perform certain of its obligations hereunder. The “Exclusivity Period” shall mean the period starting when a particular Collaboration Target is accepted into the Collaboration, and shall continue for the longer of: (a) […***…], (b) […***…], or (c) […***…].

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For the avoidance of doubt, Ambit shall be free to continue to provide its screening services (similar to those provided under the Profiling Services Agreement) to Third Parties.

5.2 Non-Compete. During the Collaboration Term and for a period of […***…] thereafter, Ambit shall not, and shall cause each of its Affiliates to not, (a) conduct or fund any research, development and/or commercialization activity, either on its own, or with, for the benefit of, or sponsored by, any Third Party, in connection with or related to any product that (i) would compete with or is directed to any Cephalon Exclusive Target or Collaboration Target and (ii) is based on or related to any Licensed Compound, any Derivative Compound or any Collaboration Compound or covered by any Licensed Compound IP or Collaboration IP; or (b) grant any license or other rights to any Third Party to enable it to perform any of the activities described in clause (a) above.

ARTICLE VI.

INTELLECTUAL PROPERTY; LICENSES

6.1. Ownership of Intellectual Property.

6.1.1. Cephalon shall own all Licensed Compound IP related to any Derivative Compound that is covered by Cephalon IP (whether in whole or in part). Ambit shall own all Licensed Compound IP related to any Derivative Compound that is covered solely by Ambit IP. All other Licensed Compound IP shall be the sole or joint property, as the case may be, of the Party or Parties inventing or generating the same.

6.1.2. All Cephalon Compounds and Cephalon IP shall be the sole property of Cephalon. All Ambit Compounds and Ambit IP shall be the sole property of Ambit. All Collaboration IP shall be the sole or joint property, as the case may be, of the Party or Parties inventing or generating the same, provided that Cephalon shall exclusively own any Collaboration IP that is derived from any Cephalon IP (whether in whole or in part), other than for Collaboration IP solely related to a Collaboration Clinical Candidate.

6.1.3. Upon the request and at the expense of the requesting Party, the other Party shall execute and deliver any and all instruments and documents and take such other actions as may be necessary or reasonably requested by the requesting Party to effect the licenses and assignments granted to it hereunder.

6.2. Licenses to Cephalon.

6.2.1. Exclusive Option. Ambit hereby grants to Cephalon an exclusive option to obtain the licenses described in Section 6.2.2 to all Collaboration Compounds, which option shall be exercised by Cephalon’s designation of a Collaboration Clinical Candidate pursuant to Section 8.1.

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6.2.2. License to Commercialize Collaboration Compounds.

(a) Upon designation of a Collaboration Compound as a Collaboration Clinical Candidate against the First Collaboration Target pursuant to Section 8.1, Ambit agrees to grant, and hereby does grant, to Cephalon a worldwide, perpetual, irrevocable, exclusive, royalty-bearing and transferable license, with the right to sublicense, under the Ambit IP and Ambit’s interest in the Collaboration IP and Licensed Compound IP (if applicable), to make, have made, use, sell, offer to sell and import the Collaboration Clinical Candidate and/or Collaboration Products based on such Collaboration Clinical Candidate, for any and all uses and indications in the Field. If Cephalon determines at any time that the Collaboration Clinical Candidate against the First Collaboration Target demonstrates potential utility outside the Field, then Ambit shall extend, and hereby does extend, the license described in this Section 6.2.2(a) to cover such uses and indications outside the Field.

(b) Upon designation of a Collaboration Compound as a Collaboration Clinical Candidate against the Second Collaboration Target pursuant to Section 8.1, Ambit agrees to grant, and hereby does grant, to Cephalon a worldwide, perpetual, irrevocable, exclusive, royalty-bearing and transferable license, with the right to sublicense, under the Ambit IP and Ambit’s interest in the Collaboration IP and Licensed Compound IP (if applicable), to make, have made, use, sell, offer to sell and import the Collaboration Clinical Candidate and/or Collaboration Products based on such Collaboration Clinical Candidate, for any and all uses and indications.

(c) If Cephalon desires to develop a Collaboration Compound that is directed against the First Collaboration Target, and which Collaboration Compound is not at the time a Collaboration Clinical Candidate, for uses and indications outside the Field, then Cephalon shall request the consent of Ambit for such development for uses and indications outside the Field, which consent shall not be unreasonably withheld. Upon Ambit’s consent to such development and upon designation of a Collaboration Compound as a Collaboration Clinical Candidate against the First Collaboration Target pursuant to Section 8.1, Ambit agrees to grant, and hereby does grant, to Cephalon a worldwide, perpetual, irrevocable, exclusive, royalty-bearing and transferable license, with the right to sublicense, under the Ambit IP and Ambit’s interest in the Collaboration IP and Licensed Compound IP (if applicable), to make, have made, use, sell, offer to sell and import the Collaboration Clinical Candidate and/or Collaboration Products based on such Collaboration Clinical Candidate for such uses and indications outside the Field.

6.2.3. License to Compounds Derived from Cephalon Compounds. Ambit grants to Cephalon a worldwide, perpetual, irrevocable, exclusive, royalty-free and transferable license, with the right to sublicense, under the Ambit IP and Ambit’s interest in the Collaboration IP, to exploit for any and all purposes all compounds derived from Cephalon Compounds (whether in whole or in part) in connection with the Collaboration, except for the Collaboration Compounds that are licensed to Cephalon pursuant to Section 6.2.2.

6.2.4. Other Cephalon Licenses. Cephalon shall have the licenses to the Ambit IP and the Licensed Compound IP as set forth in Sections 4.3.4, 4.4.3(b), 4.5.3, 4.5.4, and 4.9.

6.3. Ambit Licenses. Ambit shall have the licenses to the Cephalon IP and the Licensed Compound IP as set forth in Sections 4.3.3, 4.3.4 and 4.4.2.

6.4. Research Licenses. Notwithstanding any other license granted herein, Ambit and Cephalon hereby grant each other non-exclusive, worldwide, royalty-free research licenses, without the right to sublicense, under their respective interests in the Ambit IP, Cephalon IP and Collaboration IP, in order for each Party to perform its research obligations pursuant to Research Plans during the Collaboration Term.

6.5. Restrictions on Sublicenses. Subject to the terms and conditions of this Agreement, each Party shall have the right to sublicense its rights hereunder solely to the extent expressly set forth herein, provided that the sublicensing Party shall provide the other Party with at least the following information with respect to each Sublicensee: (a) the identity of the Sublicensee; (b) a description of the rights granted to the Sublicensee; and (c) the territory in which the products covered by the sublicense will be sold. Each such sublicense shall be consistent with, and subject to, all the terms and conditions of this Agreement (including all diligence obligations set forth herein), provided that the Party granting the sublicense shall be fully responsible to the other Party with respect to any breach or violation of such sublicense. Each Party shall be an intended third party beneficiary of any sublicense agreement entered into by the other Party.

6.6. No Implied Licenses. Only the licenses expressly granted pursuant to the terms of this Agreement shall be of any legal force or effect. No other license rights shall be created by implication, estoppel or otherwise.

6.7. Notification of Transfer of License Rights. A Party transferring or granting to a Third Party any rights granted to it by the other Party pursuant to this Agreement, other than under Section 18.15, shall notify the other Party of such transfer in writing thirty (30) days prior to such transfer or grant.

ARTICLE VII.

FUNDING

7.1. License and Collaboration Fees. In consideration for the licenses granted hereunder, and Ambit’s performance of its obligations under the Collaboration, Cephalon agrees to pay Ambit within thirty (30) days of the Effective Date the following:

(a) Technology Access Fee: In consideration of access to Ambit’s proprietary KinomeScan Panel, the sum of five million dollars ($5,000,000); and

(b) Collaboration Targets: In consideration of the options and licenses granted by Ambit hereunder to Collaboration IP and Ambit IP, the sum of ten and a half million dollars ($10,500,000).

Other than the milestone and royalty payments set forth in Article VIII, no further payments shall be due to Ambit from Cephalon, unless the Parties mutually agree to change the Collaboration or to extend the Collaboration Term pursuant to Section 16.2.

ARTICLE VIII.

COLLABORATION CLINICAL CANDIDATES; MILESTONE PAYMENTS

8.1. Designation of Collaboration Clinical Candidate. Upon designation of a Collaboration Clinical Candidate by the JRC and ratification of such Collaboration Clinical Candidate by the Cephalon R&D committee, Cephalon will be subject to the payment obligations set forth in Section 8.3, and shall use its Commercially Reasonable Efforts to conduct scale-up manufacturing, initiate GLP toxicology studies and conduct IND-enabling studies with respect to such Collaboration Clinical Candidate and related Collaboration Products as are necessary to permit the filing of an IND for a Collaboration Product.

8.2. Diligence. Cephalon will be solely responsible for the worldwide clinical development and commercialization of Collaboration Clinical Candidates, subject to the diligence and payment obligations set forth in this Article VIII. Cephalon will use Commercially Reasonable Efforts to develop and commercialize at least one Collaboration Clinical Candidate directed against the First Collaboration Target and one Collaboration Clinical Candidate directed against the Second Collaboration Target in the United States, Europe and Japan, either directly, through one or more Affiliates and/or Sublicensees, or some combination of the foregoing.

8.3. Milestone Payments by Cephalon.

8.3.1. (a) Cephalon shall pay to Ambit the following milestone payments within thirty (30) days of the achievement thereof, each of which shall be payable (i) one time in respect of a Collaboration Clinical Candidate designated as such pursuant to Section 8.1 after […***…] from the Effective Date and directed against the First Collaboration Target within the Field, provided that no milestone payments shall be payable in respect of such Collaboration Clinical Candidate if Cephalon has made or is required to make the milestone payments set forth in Section 8.3.1(b), (ii) one time in respect of a Collaboration Clinical Candidate directed against the Second Collaboration Target, (iii) one time in respect of the first Mutant Form Candidate directed against the First Collaboration Target within the Field, (iv) one time in respect of the second Mutant Form Candidate directed against the First Collaboration Target within the Field, and (v) one time in respect of a Collaboration Clinical Candidate directed against the First Collaboration Target outside the Field:

Milestone	Amount (US$)
[…***…]	$[…***…]

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[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]

(b) Cephalon shall pay to Ambit the following milestone payments within thirty (30) days of the achievement thereof, each of which shall be payable one time in respect to the first Collaboration Clinical Candidate (whether or not a Mutant Form Candidate) designated as such pursuant to Section 8.1 within […***…] of the Effective Date and directed against the First Collaboration Target (specifically, the […***…] within the Field:

Milestone	Amount (US$)
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]

***Confidential Treatment Requested

[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]

8.3.2. No Duplicate Payments. Milestone payments shall be payable only once in respect of the Second Collaboration Target, regardless of how many Collaboration Compounds directed at such Collaboration Target ultimately are designated as Collaboration Clinical Candidates. Milestone payments shall be payable only once in respect of the First Collaboration Target within the Field, once in respect of the First Collaboration Target outside the Field (provided that if milestones have previously been paid with respect to the same Collaboration Clinical Candidate directed at the First Collaboration Target within the Field, Cephalon shall only pay for those milestones not previously paid), once for the first Mutant Form Candidate and once for the second Mutant Form Candidate (each Mutant Form Candidate shall be directed at a […***…]), regardless of how many Collaboration Compounds, whether within or outside the Field, ultimately are designated as Collaboration Clinical Candidates with respect to the First Collaboration Target. Further, if milestones have previously been paid for a Collaboration Clinical Candidate and such Collaboration Clinical Candidate’s use is then expanded such that it could qualify for a new set of milestones, or if development of a Collaboration Clinical Candidate is terminated and replaced with a different Collaboration Clinical Candidate subject to the same set of milestones, Cephalon shall pay only once with respect to milestones not yet achieved by the Collaboration Clinical Candidate, whether such milestones subsequently are achieved with respect to the original use and/or the expanded use(s) or by the different Clinical Collaboration Candidate.

8.3.3. Invoices. Unless otherwise specified in writing, all payments required according to this Article VIII shall be made by transfer to the bank account nominated by Ambit upon timely receipt of an invoice.

If invoice to Cephalon:	Cephalon, Inc.
41 Moores Road
Frazer, PA 19355

Attention: Accounts Payable
Telephone: (610) 344-0200
Telecopy: (610) 344-0065

ARTICLE IX.

ROYALTY PAYMENTS

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9.1. Royalty Term.

9.1.1. Cephalon shall pay Ambit royalties on Net Sales of each Collaboration Product pursuant to the terms of this Agreement, on a Collaboration Product -by Collaboration Product and country-by-country basis, for a period from the date of First Commercial Sale of such Collaboration Product in such country until the date which is the later of (i) ten (10) years from the date of such First Commercial Sale, or (ii) the expiration of the last to expire licensed Patent under Section 6.2.2 herein containing any Valid Claim which would be infringed by the making, using or selling of the applicable Collaboration Product in the applicable country.

9.1.2. If the licenses granted to Cephalon pursuant to Section 6.2.2 are still in force with respect to a particular Collaboration Clinical Candidate at the end of the period for which royalties on the corresponding Collaboration Product are due pursuant to this Agreement, such license shall be converted to a fully paid-up, nonexclusive, royalty-free, perpetual, irrevocable and worldwide license, with the right to sublicense, under any Collaboration IP and Ambit IP necessary to make, have made, use, sell, offer to sell, and import the applicable Collaboration Product on a country-by-country and Collaboration Product -by-Collaboration Product basis.

9.2. Royalties on Collaboration Products. Cephalon shall pay to Ambit royalties on Net Sales of each Collaboration Product that is subject to Section 8.3.1(a) and sold by Cephalon or its Affiliates or Sublicensees in the Territory, according to the following schedule:

(a) for that portion of total annual Net Sales of a Collaboration Product which is less than or equal to […***…], Cephalon shall pay to Ambit a royalty rate of […***…].

(b) for that portion of total annual Net Sales of a Collaboration Product which is greater than […***…] and less than or equal to […***…], Cephalon shall pay to Ambit a royalty rate of […***…].

(c) for that portion of total annual Net Sales of a Collaboration Product which is greater than […***…] and less than or equal to […***…], Cephalon shall pay to Ambit a royalty rate of […***…].

(d) for that portion of total annual Net Sales of a Collaboration Product which is greater than […***…], Cephalon shall pay to Ambit a royalty rate of […***…].

9.2A. Royalties on Collaboration Products Not Subject to Section 9.2. Cephalon shall pay to Ambit royalties on Net Sales of the Collaboration Product that is subject to Section 8.3.1(b) sold by Cephalon or its Affiliates or Sublicensees in the Territory, according to the following schedule:

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(a) if total annual Net Sales are less than or equal to […***…], Cephalon shall pay to Ambit a royalty rate of […***…] on all such total annual Net Sales.

(b) if total annual Net Sales are greater than […***…] and less than or equal to […***…], Cephalon shall pay to Ambit a royalty rate of […***…] on all such total Net Sales.

(c) if total annual Net Sales are greater than […***…] and less than or equal to […***…], Cephalon shall pay to Ambit a royalty rate of […***…] on all such total annual Net Sales.

(d) if total annual Net Sales are greater than […***…], Cephalon shall pay to Ambit a royalty rate of […***…] on all such total annual Net Sales.

9.3. Payment of Royalties.

9.3.1. Royalty Report. After the First Commercial Sale of a Collaboration Product for which royalties are due and payable by Cephalon, its Affiliates or Sublicensees hereunder, Cephalon shall provide Ambit with a royalty report on a quarterly calendar basis within ninety (90) days after the end of the calendar quarter to which such royalty report applies. Each such report shall state, separately for Cephalon, and each Affiliate and Sublicensee, the number, description, and aggregate Net Sales, on a country-by-country basis, and product-by-product basis during the calendar quarter during which a royalty is payable. Contemporaneously with the submission of the royalty reports Cephalon shall pay to Ambit all royalties due for such calendar quarter.

9.3.2.Records Retention. Cephalon shall keep, and require its Affiliates and Sublicensees to keep, for a period of not less than […***…], complete and accurate records of all Net Sales. Ambit shall have the right, at its sole expense, through a certified public accountant reasonably acceptable to Cephalon, and following reasonable notice, to inspect such records during regular business hours, during the life of Cephalon’s obligation to pay royalties on Collaboration Products; provided, however, that such inspection shall not (i) take place more often than once a year and (ii) cover any records which date prior to the date of the last examination, and further provided that, such accountants shall report only as to the accuracy of the royalty statements and payments and the amount of any underpayment. Copies of such reports shall be supplied to Cephalon. In the event that the report is in disagreement with the Net Sales as calculated by Cephalon, Cephalon shall notify Ambit within ten (10) days of receipt by Cephalon whether or not it agrees with the report. If Cephalon notifies its agreement with the report within the ten (10) day period or fails to give any notification within that period, the Net Sales calculated by the report shall be used for purposes of calculating any monies owed and any monies owed by Cephalon to Ambit shall be paid by that Party in accordance with the provisions of this Section 9.3.2. If within ten (10) days starting on the day after receipt of the notification referred to in this Section 9.3.2, the Parties have

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not agreed to the terms in dispute in relation to the report, either Party may refer the items in dispute to a partner of at least ten (10) years qualified experience at an independent, internationally recognized, public accounting firm agreed by the Parties in writing for final and binding resolution, or failing agreement on the identity of the public accounting firm within fifteen (15) days starting on the day after receipt of the notification referred to in this Section 9.3.2, an independent, internationally recognized, public accounting firm appointed on the application of either Party by the President for the time being of the Institute of Chartered Accountants in the United States. Such person appointed shall act on the following basis:

(i) such person shall act as an expert and not as an arbitrator;

(ii) such person’s terms of reference shall be to determine the matters in dispute within twenty (20) days of his appointment;

(iii) the Parties shall each provide such person with all information relating to the items in dispute which such person reasonably requires and such person shall be entitled (to the extent he considers appropriate) to base his determination on such information;

(iv) the decision of such person is, in the absence of fraud or manifest error, final and binding on the Parties; and

(v) […***…].

Where Cephalon agrees that it has or is found to have underpaid royalties, Cephalon promptly shall pay such royalties together with interest at […***…] applied to the amount unpaid from the date due to the date paid. If Cephalon has overpaid royalties, Cephalon may credit such overpayments against future royalties owed to Ambit. The interest available to each Party pursuant to this Section shall in no way limit any other remedies available to each Party.

9.3.3. Form of Payment. All payments required according to this Article IX shall be made in U.S. dollars, for Ambit’s account, by wire transfer to a bank in the United States designated in writing by Ambit; provided, however, that where payments in respect of Net Sales are based on Net Sales in non-U.S. currencies, the amount of Net Sales and any deductions used to calculate Net Sales, if any, shall be converted by Cephalon, based on the average of the “bid” and “asked” exchange rate provided by the Wall Street Journal Europe, for the last business day of each calendar quarter, into U.S. dollars. Any undisputed payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due, plus an additional two percent (2%) calculated on the number of days such payment is delinquent. The interest available to each Party pursuant to this Section shall in no way limit any other remedies available.

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9.4. Third Party Royalties and Royalty Reductions.

(a) Cephalon shall be responsible for procuring such licenses as it deems, in its sole discretion, appropriate for the manufacture, use, marketing, sale or distribution of a Collaboration Product by it or its Affiliates or Sublicensees. In the event that Cephalon is required (as provided in Section 9.4(b) below) to pay royalties to a Third Party in respect of Relevant Third Party Patent Rights, then Cephalon will be entitled to deduct from the future royalties payable to Ambit in respect only of that country the amount due to such Third Party, provided, however, that the total amount of such deductions in any accounting period in respect of all claims in respect of Relevant Third Party Patent Rights shall not exceed […***…] of the royalties payable for the country in question.

(b) For purposes of Section 9.4(a), whether Cephalon is “required” to enter a license shall be determined as follows:

(i) Cephalon shall be required to enter a license if so ordered by a court of competent jurisdiction, or if a court of competent jurisdiction has found Cephalon liable for infringing Relevant Third Party Patent Rights, or

(ii) Cephalon shall bring to the attention of Ambit, in writing, any Relevant Third Party Patent Rights. The Parties agree to meet, within thirty (30) days after such written notification, along with their patent counsel under the appropriate confidentiality obligations, including if necessary the execution of a joint defense agreement to discuss in good faith the basis of the determination that such a license is required. During such meeting the Parties agree to discuss such facts, findings, conclusions, opinions and other information as the Parties deem relevant. If at the end of such discussions Cephalon and Ambit are unable to reach agreement, then the matter shall be referred to the Executive Officers, who shall promptly meet and endeavor to reach consensus in a timely manner. If such individuals cannot resolve such dispute, then such dispute shall be referred to an independent patent attorney acceptable to both Parties, who shall determine whether such license is reasonably necessary. The determination of such independent patent attorney will be binding upon the Parties. The costs of the independent patent attorney shall be borne equally by the Parties.

(c) In respect of any country in the Territory where a Collaboration Product is not covered by a licensed Patent and there are no statutory data exclusivity or marketing exclusivity rights that can be enforced to prevent the entry of generic competition to that Collaboration Product, in the event of entry of “Substantial Generic Competition” into the marketplace in such country, Cephalon shall be entitled to reduce the royalties payable to Ambit in respect of sales of that Collaboration Product in such country by […***…]. For purposes of this Section 9.4(c), “Substantial Generic Competition” in a country is defined as a Third Party’s (or Third Parties’) sales of a generic product containing the same Collaboration Clinical Candidate as found in the Collaboration Product in question (whether alone or in combination with other therapeutically active compounds), reaching a market share in such country greater than or equal to […***…] of Cephalon’s unit sales of the Collaboration Product in such country, without obtaining a license from Cephalon. It is understood that

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Cephalon shall continue to pay the Ambit royalties on Net Sales of a Collaboration Product within any given country at the full rates otherwise applicable under this Agreement, until such time as Cephalon has determined and confirmed in writing to Ambit, subject to reasonable verification, that there is Substantial Generic Competition with respect to a particular Collaboration Product in such country. At such time, subject to Section 11.3.8, Cephalon may reduce the payment of royalties to Ambit in such country with respect to such Collaboration Product pursuant to this Section.

9.5. Blocked Payments. In the event that, by reason of applicable laws or regulations in any country, it becomes impossible or illegal for Cephalon to transfer, or have transferred on its behalf, royalties or other payments to Ambit, such royalties or other payments shall be deposited in local currency in the relevant country to the credit of Ambit in a recognized banking institution designated by Ambit or, if none is designated by Ambit within a period of thirty (30) days, in a recognized banking institution selected by Cephalon and identified in a notice in writing given to Ambit.

ARTICLE IX-A

CO-DEVELOPMENT/CO-PROMOTION OF COLLABORATION PRODUCT

9A.1 Co-Development/Co-Promotion of a Collaboration Clinical Candidate. At the conclusion by Cephalon of the first proof-of-concept study in humans involving a Collaboration Clinical Candidate directed against the First Collaboration Target, Cephalon shall notify Ambit in writing of the results of such study, and Ambit shall have […***…] following receipt of such notice to request in writing of Cephalon participation in the co-development and co-promotion of such Collaboration Clinical Candidate. Cephalon, within […***…] after such Ambit request, shall notify Ambit whether Cephalon will consider, in its sole discretion, such co-development and co-promotion. If Cephalon notifies Ambit that it will consider such request, both Parties will negotiate in good faith the terms of the co-development/co-promotion agreement, which will be capped at […***…] participation by Ambit. Ambit shall participate in the costs of further development of the Collaboration Clinical Candidate at the rate equal to its co-development/co-promotion participation. Should Cephalon determine a co-development/co-promotion arrangement not to be beneficial, Cephalon will notify Ambit of such determination and shall continue to develop and commercialize the applicable Collaboration Clinical Candidate under terms of this Agreement.

ARTICLE X.

REPORTS, BOOKS AND TAX MATTERS

10.1. Examination of Books. Each of the Parties shall keep and maintain complete and accurate books in respect of its activities during the Term, and with respect to books and records for which payment may be required, in accordance with applicable accounting principles consistently applied and in accordance with local law. Each Party shall have the right, at its sole expense, during the Term and thereafter, through a certified public accountant reasonably acceptable to the other Party, and following reasonable notice, to inspect such records during regular business hours; provided, however, that such inspection shall not (i) take place more often than once a year and (ii)

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cover any records which date prior to the date of the last examination. The Parties shall retain such records for the longer of the Term or as required by applicable law, unless otherwise expressly set forth herein or unless the Parties shall otherwise mutually agree.

10.2. Inspection. Ambit shall permit Cephalon, at Cephalon’s expense and upon reasonable prior notice, to visit and inspect Ambit’s facilities, to meet with scientific personnel and review the progress of the Collaboration no more that once a year.

10.3. Tax Matters. Each Party agrees that the other Party is entitled to all tax benefits, including in particular, tax credits and/or tax deductions attributable to amounts the other Party has paid hereunder. Each Party shall file its federal, state, and local tax returns on a basis consistent with this Agreement, and shall not take any action inconsistent with the other Party’s entitlement to such tax benefits. In the event that a Party, in its judgment, determines that it must obtain information and verification regarding the use or application of such expenditures in order to prepare its tax returns or to respond to an inquiry during a tax audit or any other inquiry relating to such treatment of its tax return, or to defend its tax position in any proceeding including litigation, the Parties shall reasonably cooperate with each other and provide such information as the other Party may reasonably require at the request and expense of the requesting Party.

ARTICLE XI.

PATENTS

11.1. Disclosure by Employees, Agents or Independent Contractors. Cephalon and Ambit agree that as to any employees, agents, or independent contractors of Cephalon and Ambit presently in their employ or who are hired or retained by Cephalon or Ambit to perform, manage performance of, or participate in the activities done pursuant to this Agreement, Cephalon and Ambit will ensure that such employees, agents, or independent contractors will promptly disclose and assign to the Party engaging them any and all rights to inventions, developments, or improvements (whether patentable or not), conceived and/or reduced to practice during the course of their duties. Each Party will notify the other Party promptly of any sole or joint inventions within the Collaboration IP.

11.2. Patent Prosecution and Related Activities.

11.2.1. Ambit IP. Ambit shall be responsible, at its sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries it deems appropriate, by itself or with Third Parties, Ambit Patents, including conducting any interferences, re-examinations, reissues and oppositions relating to such Patents.

11.2.2. Cephalon IP. Cephalon shall be responsible, at its sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries it deems appropriate, by itself or with Third Parties, Cephalon Patents including conducting any interferences, re-examinations, reissues and oppositions relating to such Patents.

11.2.3. Licensed Compound IP.

(a) Prosecution by Cephalon. Cephalon shall have the right to prepare, file, prosecute and maintain in such countries as it deems appropriate in its discretion and at its sole expense, and upon appropriate consultation with Ambit and/or the Patent Committee pursuant to Section 11.2.4(c), Patents within the Licensed Compound IP that are owned (solely or jointly) by Cephalon pursuant to this Agreement or that cover compounds to which Cephalon has an exclusive license in force pursuant to this Agreement, including conducting any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents relating to such Patents, and Ambit shall give reasonable cooperation in connection therewith, at Cephalon’s request.

(b) Prosecution by Ambit. Ambit shall have the right to prepare, file, prosecute and maintain in such countries as it deems appropriate in its discretion and at its sole expense, and upon appropriate consultation with Cephalon and/or the Patent Committee pursuant to Section 11.2.4(c), Patents within the Licensed Compound IP that are not covered by Section 11.2.3(a), in each case including conducting any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents relating to such Patents, and Cephalon shall give reasonable cooperation in connection therewith, at Ambit’s request.

11.2.4. Collaboration IP.

(a) Prosecution by Cephalon. Cephalon shall have the right to prepare, file, prosecute and maintain in such countries as it deems appropriate in its discretion and at its sole expense, and upon appropriate consultation with Ambit and/or the Patent Committee pursuant to Section 11.2.4(c), Patents within the Collaboration IP owned (solely or jointly) by Cephalon, and/or Patents directed to any compounds to which Cephalon has an option or license in force pursuant to Sections 6.2.1, 6.2.2 or 6.2.3, in each case including conducting any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents relating to such Patents within the Collaboration IP, and Ambit shall give reasonable cooperation in connection therewith, at Cephalon’s request.

(b) Prosecution by Ambit. Ambit shall have the right to prepare, file, prosecute and maintain in such countries as it deems appropriate in its discretion and at its sole expense, and upon appropriate consultation with Cephalon and/or the Patent Committee pursuant to Section 11.2.4(c), Patents within the Collaboration IP not included in Section 11.2.4(a), including conducting any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents relating to such Patents within the Collaboration IP, and Cephalon shall give reasonable cooperation in connection therewith, at Ambit’s request.

(c) Cooperation; Request to Responsible Party. Each of Cephalon and Ambit shall keep the other fully informed as to the status of patent matters described in Sections 11.2.3 and 11.2.4, including, without limitation, by providing the

Patent Committee the opportunity to fully review and comment on any invention disclosures. With respect to each Patent governed by Sections 11.2.3 or 11.2.4, the Patent Committee shall decide whether such Patent falls within Section 11.2.3(a) or 11.2.3(b) or within Section 11.2.4(a) or 11.2.4(b), as applicable. In the event of any overlap or conflict between subject matter that is claimed (or could be claimed) in a Patent for which Cephalon is responsible pursuant to Section 11.2.3(a) or 11.2.4(a) and subject matter that is claimed (or could be claimed) in a Patent for which Ambit is responsible pursuant to Section 11.2.3(b) or 11.2.4(b), the Patent Committee shall determine which Patent should claim such subject matter pursuant to the terms of this Agreement. Where practicable and where appropriate under the terms of this Agreement, the Patent Committee shall endeavor to adjust the scope of the claims of either such Patent or both such Patents, or to propose the filing of appropriate divisional applications, in order to avoid or minimize such overlap or conflict. Cephalon and Ambit shall each reasonably cooperate with and assist the other at its own expense in connection with such activities, at the other Party’s request. Reasonable cooperation shall include, without limitation, providing the requesting Party with necessary or useful data and information relating to the Patents and reasonable access to the inventors of said inventions, as well as causing the execution of required patent assignments and/or other documents. Either Party may request the other Party, at the other Party’s discretion, to file a patent application claiming any invention within the Collaboration IP or Licensed Compound IP, as applicable, for which the other Party has responsibility as set forth in Sections 11.2.3 or 11.2.4. It is understood and agreed that a Party shall not have any liability to the other Party with respect to such Party’s preparation or prosecution of any Patent pursuant to this Section 11.2.4(c), as long as (i) such Party has complied with this Section 11.2.4(c) with respect to such Patent and (ii) such Party has not been negligent in conducting any such activities with respect to such Patent.

(d) Procedure on Uncertainty to Prosecute. In cases where the prosecution of Collaboration IP is not clearly addressed by the provisions of Sections 11.2.3(a), 11.2.3(b), 11.2.4(a) and 11.2.4(b), the Patent Committee shall promptly hold discussions to determine how best to proceed and how costs should be apportioned between the Parties and shall make a recommendation to the JRC, which shall make a decision on the matter.

11.2.5. Inventorship. Inventorship of all Patents shall be determined based upon U.S. Patent Laws.

11.2.6. Election Not to Prosecute. Upon ninety (90) days written notice to the other Party (the “Discontinuance Notice”), the responsible Party, on a country-by-country basis, may elect to discontinue the prosecution of any patent applications filed pursuant to Sections 11.2.3 or 11.2.4 and/or not to file or conduct any further activities with respect to the Patents described in such Sections. In the event the responsible Party declines or elects not to file or, having filed, elects not to further prosecute or maintain any Patents filed pursuant to this Agreement which relate to the Collaboration IP or Licensed Compound IP, or if Ambit declines or elects not to file or, having filed, elects not to further prosecute or maintain any Ambit Patents licensed to Cephalon under Section 6.2.2, or to conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents with respect thereto, the other Party shall have the right, at its discretion, and at its sole expense, to prepare, file, prosecute and maintain such Patents in such countries as it deems appropriate, and conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents with respect thereto at its sole expense. The responsible Party agrees to cooperate in any manner reasonably requested in connection with any such actions by the other Party, at the expense of the other Party, and shall assign, provided the Patents are freely assignable and not subject to a terminal disclaimer or other encumbrance, all right, title and interest in and to such Patents to the Party continuing such activities. If the responsible Party does not receive written notice within ninety (90) days of the date of the Discontinuance Notice, then the responsible Party shall be free to abandon such Patents at its sole discretion without any legal recourse by the other Party.

11.2.7. Permitted Disclosures. Following a written notice from the other Party hereto, the Parties shall in good faith discuss granting each other permission in writing, not to be unreasonably withheld, to disclose in the specification of a patent application filed by the other Party pursuant to this Agreement, any Ambit IP, Cephalon IP, Collaboration IP or Licensed Compound IP necessary to support and enable claims in such patent applications.

11.3. Third Party Infringement.

11.3.1. Rights to Enforce. Cephalon and Ambit shall have the right to initiate legal action to enforce the Patents within the Collaboration IP or Licensed Compound IP against infringement or misappropriation by Third Parties or to defend any declaratory judgment action relating thereto. Each Party, at its sole expense, shall have the initial right but not the obligation to initiate and conduct legal proceedings including, without limitation, to enforce against any infringement of, or defend any declaratory judgment action involving, any Patent rights, the prosecution and maintenance for which that Party is responsible, pursuant to Section 11.2.3 or 11.2.4. Each Party shall notify the other Party of its decision to bring proceedings or not within sixty (60) days of the date that the infringement has come to its knowledge. If the actual or threatened infringement relates to the manufacture, use or sale of a product or material which is a competing product to a Collaboration Product or Licensed Product and Ambit is the Party conducting the suit with regard to the applicable Collaboration Product or Licensed Product, then Cephalon shall have the right at its option, to join with Ambit in the suit and participate in all meetings, negotiations, discussions and proceedings in respect of issues which relate to the infringement of the Patent(s) by such competing product. Where the conduct of the action relates to matters relevant only to issues of infringement by the competing product and not the scope or validity of Ambit’s Patents, Ambit shall follow Cephalon’s reasonable directions in the conduct of that part of the proceedings. In respect of other parts of the proceedings, Ambit agrees to take into account Cephalon’s reasonable views and comments. Subject to Section 11.3.8, in the circumstances outlined in this Section 11.3.1 where Cephalon exercises its right to participate in the suit, Cephalon shall bear […***…]of the costs of such proceedings.

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11.3.2. Failure to Enforce Collaboration Patent or Licensed Compound Patent. If, within sixty (60) days of the date that the infringement or misappropriation of Collaboration IP or Licensed Compound IP comes to its knowledge (or written notice of a declaratory judgment action alleging invalidity or unenforceability of such Collaboration IP or Licensed Compound IP), the Party with the initial right to bring proceedings (“Patent Owner”) under Section 11.3.1 above fails to take action to halt such alleged infringement or misappropriation or defend such a declaratory judgment action, the other Party may, at its expense, take such legal action as it deems appropriate, in its own name (or to the extent necessary the Patent Owner’s name), to halt such an alleged infringement or misappropriation or defend such a declaratory judgment action. The other Party shall notify the Patent Owner of its decision to do so. Where, in accordance with the procedure set out in this Section, the other Party commences the proceedings, the Patent Owner may, at its option, join with the other Party in the suit and the Patent Owner shall have the right to participate in all meetings, discussions and proceedings in respect of issues regarding the validity and/or revocation of the relevant Patent(s). In those circumstances, the other Party (i.e., the Pursuing Party) agrees to take into account the Patent Owner’s reasonable views and comments in the conduct of the proceedings and, subject to Section 11.3.8, the Patent Owner shall bear […***…] of the costs of such proceedings. The Patent Owner agrees to render such reasonable assistance as the Pursuing Party may request, including joining as a party to the proceedings.

11.3.3. Rights to Enforce Ambit Patent or Cephalon Patent. In the event that either Party becomes aware that any Patent within the Ambit IP or Cephalon IP is being infringed or misappropriated by a Third Party, or is subject to a declaratory judgment action arising from such infringement or misappropriation, such Party promptly shall notify the other Party. It is understood and agreed that Ambit shall have the initial right, but not the obligation, to initiate and conduct legal proceedings to enforce the Ambit IP against any infringement or misappropriation or defend any declaratory judgment action relating thereto, at its sole expense, and that Cephalon shall have the initial right, but not the obligation, to initiate and conduct legal proceedings to enforce the Cephalon IP against any infringement or misappropriation or defend any declaratory judgment action relating thereto, at its sole expense. Cephalon or Ambit (as the case may be) shall notify the other Party of its decision to bring proceedings or not within sixty (60) days of the date that the infringement has come to its knowledge. If the actual or threatened infringement of the Ambit IP relates to the manufacture, use or sale of a product or material which is a competing product to a Collaboration Product or Licensed Compound, then Cephalon shall have the right at its option, to join with Ambit in the suit and participate in all meetings, negotiations, discussions and proceedings in respect of issues which relate to the infringement of the Patent(s) by such competing product. Where the conduct of the action relates to matters relevant only to issues of infringement by the competing product and not the scope or validity of Ambit’s Patents, Ambit shall follow Cephalon’s reasonable directions in the conduct of that part of the proceedings. In respect of other parts of the proceedings, Ambit agrees to take into account Cephalon’s reasonable views and comments. Subject to Section 11.3.8, in the circumstances outlined in this Section 11.4.3 where the Commercializing Party exercises

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its right to participate in the suit, the Commercializing Party shall bear […***…] of the costs of such proceedings.

11.3.4. Failure to Enforce Ambit or Cephalon Patent. If, within sixty (60) days of the date that the infringement or misappropriation comes to its knowledge (or written notice of a declaratory judgment action alleging invalidity or unenforceability of such Ambit or Cephalon Patent, as the case may be), the Patent Owner fails to take action to halt such alleged infringement or misappropriation or defend such a declaratory judgment action under Section 11.3.3 above, the other Party may, if it has been granted an exclusive license under such Ambit or Cephalon Patent (as the case may be), at its expense, take such legal action as it deems appropriate, in its own name (or to the extent necessary the Patent Owner’s name), to halt such an alleged infringement or misappropriation or defend such a declaratory judgment action. The other Party shall notify the Patent Owner of its decision to do so. Where, in accordance with the procedure set out in this Section, the other Party commences the proceedings, the Patent Owner may, at its option, join with the other Party in the suit and the Patent Owner shall have the right to participate in all meetings, discussions and proceedings in respect of issues regarding the validity and/or revocation of the relevant Patent(s). In those circumstances, the other Party (i.e., the Pursuing Party) agrees to take into account the Patent Owner’s reasonable views and comments in the conduct of the proceedings and, subject to Section 11.3.8, the Patent Owner shall bear […***…] of the costs of such proceedings. The Patent Owner agrees to render such reasonable assistance as the Pursuing Party may request.

11.3.5. Limitation on Timing to Bring Suit. The Parties acknowledge that there may exist in certain countries statutory limitations on the period during which suit may be filed or other enforcement actions initiated against a Third Party’s infringement of the Patents (for example, the forty-five (45) day period for responding to a Third Party certification in the United States under 21 USC Sections 355(b)(2)(A)(iv) and 355(j)(2)(a)(vii), or any amendment or successor statute thereto, claiming that Patents covering a Collaboration Compound, Collaboration Product, Licensed Compound or Licensed Product are invalid or that infringement will not arise from the manufacture, use or sale of a product equivalent to the Collaboration Compound, Collaboration Product, Licensed Compound or Licensed Product, as the case may be, by such Third Party). In such event:

(a) Ambit and Cephalon each shall immediately give written notice to the other of any potential infringement action against such Third Party infringer of which they become aware; and

(b) the relevant Party shall have the right but not the obligation to bring suit, and the provisions of this Section 11.3.5 shall apply save that such Party shall be required to obtain a discontinuance or elect to bring suit at least fourteen (14) business days prior to the expiry of the relevant statutory period. If such Party elects to bring suit within such period, the provisions of this Section 11.3.5 shall apply; or

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(c) if the relevant Party elects not to, or has failed to, bring an infringement action against such Third Party infringer in such country(ies) within the time period provided in this Section 11.3.5, then the other Party shall have the right but not the obligation, to bring suit against such infringer under this Section 11.3.5 prior to the expiration of the statutory period. In the event that such other Party elects to bring suit, the provisions of this Section 11.3 shall apply.

11.3.6. No Settlement Without Consent. Neither Party shall enter into any settlement of any claim, suit or proceeding under this Section 11.3 which admits or concedes that any Collaboration Patent or any Patent licensed from the other Party is invalid or unenforceable without the prior written consent of such other Party.

11.3.7. Cooperation. Each Party shall keep the other reasonably informed of the progress of any claim, suit or proceeding subject to this Section 11.3 and cooperate reasonably in connection with such activities at the request and expense of the Party involved in such claim, suit or proceeding.

11.3.8. Division of Recoveries. Any recovery received in connection with a suit brought by a Party pursuant to this Section 11.3 shall be retained by the Party initiating such suit. If Cephalon was a party to the suit, then any recovery received in connection with a suit brought pursuant to this Section 11.3 shall be used first to reimburse each Party pro rata for expenses (including attorneys’, professional and expert fees) incurred in such suit, and any balance shall be retained by the Cephalon subject to a payment to the other Party of such other Party’s lost royalties.

11.4. Infringement Claims by Third Parties. If the manufacture, sale or use of any product commercialized by a Party (the “Commercializing Party”) pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement against a Commercializing Party (or its Sublicensees), such Commercializing Party shall promptly notify the other Party in writing setting forth the facts of such claim in reasonable detail. The Commercializing Party shall have the exclusive right to defend and control the defense of any such claim, suit or proceeding, at its own expense, using counsel of its own choice; provided, however, it shall not enter into any agreement or settlement which admits or concedes that any Patent licensed from the other Party is invalid, unenforceable or not infringed, without the prior written consent of the other Party. The Commercializing Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit or proceeding, and the other Party shall have the right (but not the obligation) to be separately represented, at its expense, by counsel of its own choice and to advise the Commercializing Party on the defense of such claim, suit or proceeding.

11.5. Patent Term Restoration. The Parties hereto shall give reasonable cooperation to each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to the Collaboration IP.

11.6. Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Ambit are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (i.e., Title 11 of the U.S. Code) or analogous provisions of applicable law outside the United States, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of applicable law outside the United States. Each Party agrees that the other Party, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of applicable law outside the United States that provide similar protection for “intellectual property”.

11.7 CREATE Act. Neither Party shall invoke the Cooperative Research and Technology Enhancement (CREATE) Act of 2004 (Pub L. 108-453) in connection with the prosecution of any patents related to this Agreement without the prior written consent of the other Party.

ARTICLE XII.

CONFIDENTIALITY

12.1. Confidentiality.

12.1.1. Term of Confidentiality. Except as otherwise provided in this Section 12.1, a Party receiving Confidential Information (the “Receiving Party”) shall keep all Confidential Information disclosed to it by the disclosing Party (the “Disclosing Party”) confidential for the Collaboration Term and […***…] thereafter. Without the prior written consent of the Disclosing Party, the Receiving Party shall not disclose any Confidential Information to any Third Party, except to the officers, employees, agents, or representatives of the Receiving Party or the Receiving Party’s Affiliates (collectively the “Representatives”), who, in each case, have a need to know any such Confidential Information for purposes of the implementation and performance by the Receiving Party of its obligations pursuant to this Agreement, and will use the Confidential Information provided by the Disclosing Party only for such limited purposes.

12.1.2. Warranty of Obligation. Each Party warrants that each of its Representatives to whom any Confidential Information is disclosed shall previously have been informed of the confidential nature of the Confidential Information and shall have agreed to be bound by terms and conditions equivalent to those set forth in this Agreement. The Receiving Party shall ensure that the Confidential Information provided by the Disclosing Party shall not be used or disclosed by such Representatives except as permitted by this Agreement. The Receiving Party shall stand responsible for any breach by its Representatives of the confidentiality provisions set forth in this Agreement.

12.1.3. Ownership of Confidential Information. Except as provided herein with respect to the ownership of any intellectual property, all Confidential Information disclosed by the Disclosing Party shall remain the property of the Disclosing Party. Upon the written request of the Disclosing Party (i) all tangible

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Confidential Information provided by the Disclosing Party (including, but not limited to all copies thereof and all unused samples of materials provided by the Disclosing Party) except for Confidential Information consisting of analyses, studies and other documents and materials prepared by or for the benefit of the Receiving Party, shall be promptly returned to the Disclosing Party, and (ii) all portions of such analyses, studies and other documents prepared by or for the benefit of the Receiving Party (including all copies thereof) which are within the definition of Confidential Information shall be destroyed, and the Receiving Party shall certify such destruction in writing to the Disclosing Party.

12.1.4. Permitted Disclosures. The obligations of confidentiality and non-use set forth in this Agreement shall not apply to any portion of the Confidential Information which:

(a) is or becomes public or available to the general public otherwise than through the wrongful act or default of the Receiving Party or its representatives; or

(b) is obtained by the Receiving Party from a Third Party who is lawfully in possession of such Confidential Information and is not subject to an obligation of confidentiality or non-use owed to the Disclosing Party; or

(c) is previously known to the Receiving Party prior to disclosure by the Disclosing Party, as shown by written evidence, and is not obtained or derived directly or indirectly from the Disclosing Party; or

(d) is independently developed by the Receiving Party without the use of or reliance on any Confidential Information provided by the Disclosing Party hereunder, as shown by contemporaneous written evidence.

12.1.5. Legal Disclosure. The Receiving Party may disclose the Confidential Information of the Disclosing Party to the extent reasonably necessary in prosecuting or defending litigation, complying with applicable laws, governmental regulations or court order, or otherwise submitting required information to tax or other governmental authorities. If the Receiving Party intends to so disclose any such Confidential Information, the Receiving Party shall provide the Disclosing Party prompt prior notice of such fact so that the Disclosing Party may seek to obtain a protective order or other appropriate remedy concerning any disclosure of such Confidential Information. The Receiving Party will reasonably cooperate with the Disclosing Party in connection with the Disclosing Party’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude the disclosure of such Confidential Information, the Receiving Party will make such disclosure only to the extent that such disclosure is legally required and will use its reasonable efforts to have confidential treatment accorded to the disclosed Confidential Information.

12.1.6. No Warranty As To Reliability. Each of the Parties acknowledges that neither Party makes any representation or warranty as to the reliability, accuracy or completeness of any of the Confidential Information disclosed hereunder, except for any specific representation or warranty made in other sections of this Agreement. The Receiving Party agrees that neither the Disclosing Party nor any of the Disclosing Party’s Representatives shall have any liability to the Receiving Party arising from the disclosure of Confidential Information by the Disclosing Party except as otherwise provided herein.

12.1.7. No Implied License. Except as otherwise expressly set forth in this Agreement, nothing herein shall be construed as giving the Receiving Party any right, title and interest in and to the Confidential Information of the Disclosing Party.

12.1.8. Public Domain. For the purpose of this Agreement, specific information disclosed as part of the Confidential Information shall not be deemed to be in the public domain or in the prior possession of the Receiving Party merely because it is embraced by more general information in the public domain or by more general information in the prior possession of the Receiving Party.

12.2. Publications. A Party desiring to submit a publication or presentation related to any matters that are the subject of this Agreement shall not do so without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Each Party shall submit for the other Party’s review any proposed publication or presentation containing any information generated by either Party (or by both Parties) hereunder during the Collaboration Term, or containing any Confidential Information of the other Party, at least forty-five (45) days in advance of such proposed publication or presentation. The reviewing Party shall promptly review such proposed publication and respond in any event within forty-five (45) days after receipt, and shall make any objections that it may have to the publication of any such information, or of any Confidential Information of the reviewing Party contained therein. Should the reviewing Party make an objection to the publication of any such information or Confidential Information, then the Parties shall discuss the advantages and disadvantages of publishing such information and/or Confidential Information provided always that a Party shall not be compelled to agree to the disclosure of its Confidential Information and if following such discussions the Party still objects to the inclusion of such Confidential Information it shall be removed. If the Parties are unable to agree on whether particular subject matter may be published or presented, then the Executive Officers shall attempt to resolve the matter, but if it is unable to do so, such matter shall not be subject to the dispute resolution provisions of Sections 2.4 and 18.18. Notwithstanding the foregoing, upon the reviewing Party’s request, the other Party shall not submit any such publication or presentation until the reviewing Party is given a reasonable period of time (not less than forty-five (45) days) to secure patent protection for any material in such publication or presentation that it believes to be patentable.

12.3. Terms of Agreement. The existence and the terms and conditions of the Agreement that the Parties have not specifically agreed to disclose pursuant to Section 12.1 shall be considered Confidential Information of both Parties. Either Party may disclose, upon the other Party’s prior written consent, such terms to a bona fide potential investor, investment banker, acquiror, merger partner or other potential financial partner, and their attorneys and agents, provided that each such Person to whom such information is to be disclosed is informed of the confidential nature of such information and has agreed to maintain the confidentiality of such information.

12.4. Injunctive Relief. The Parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article XII by either Party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to, without the posting of bond, the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article XII.

12.5. Registration and Filing of the Agreement. To the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement, a summary of the terms of this Agreement, or a notification thereof with any governmental authority, including without limitation the U.S. Securities and Exchange Commission and the Competition Directorate of the Commission of the European Communities, in accordance with applicable laws and regulations, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith at the, expense of the requesting Party. The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate, to respond to any request for further information therefrom at the expense of the requesting Party.

ARTICLE XIII.

REPRESENTATIONS AND WARRANTIES OF AMBIT

13.1. Representations and Warranties. Ambit represents and warrants to Cephalon as follows:

13.1.1. Organization. It is a corporation validly existing and in good standing under the laws of the State of Delaware.

13.1.2. Authority. It has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to authorize such execution, delivery, and consummation have been duly and properly taken and obtained.

13.1.3. Enforceability. This Agreement has been duly executed and delivered by Ambit and constitutes legal, valid, and binding obligations of Ambit enforceable against Ambit in accordance with its terms.

13.1.4. Approvals and Consents. No approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Ambit of this Agreement or the consummation by Ambit of the transaction contemplated hereby (other than contemplated Collaboration Product Regulatory Approvals).

13.1.5. No Conflicts. None of the execution, delivery, or performance of this Agreement by Ambit (i) conflicts with or results in a breach under the charter documents or any material contractual undertaking of Ambit, or its Affiliates or (ii) conflicts with or results in a violation of any of the laws of the jurisdiction of incorporation of Ambit. Ambit has not, to the best of its knowledge entered into, nor will Ambit, after the Effective Date, knowingly enter into any written or oral agreement that is or would be inconsistent with its obligations under this Agreement or deprives or would deprive Cephalon of the benefits of this Agreement.

13.1.6. Title. As of the Effective Date, Ambit has good title to or valid leases or licenses for all its properties, rights, and assets necessary for the fulfillment of its obligations and responsibilities under this Agreement.

13.1.7. Sufficient Rights. As of the Effective Date, to the best of Ambit’s knowledge after due inquiry, Ambit represents and warrants that Ambit owns or Controls its Patents necessary to conduct the Collaboration and to grant the rights and licenses to Cephalon, and to fulfill its duties and obligations pursuant to this Agreement. As of the Effective Date, to the best of Ambit’s knowledge after due inquiry, Ambit represents and warrants that the Collaboration Compounds described in Section 1.17(i), and Ambit’s activities with respect to the First Collaboration Target as currently conducted and as proposed to be conducted, including the practice of the Ambit IP in connection therewith, do not violate the valid patent rights or other intellectual property rights of any Third Party, and to the best knowledge of Ambit after due inquiry, as of the Effective Date, all other practice of the Ambit IP does not violate the valid patent rights or other intellectual property rights of any Third Party.

13.1.8. No Prior Grant or Patents. As of the Effective Date, Ambit has not (i) knowingly granted any licenses to Third Parties, or (ii) knowingly filed any patent application, in either case inconsistent with the licenses granted or to be granted to Cephalon hereunder.

13.1.9. Resources. As of the Effective Date and during the Collaboration Term, Ambit has and shall have sufficient financial and other resources to timely perform its obligations under the Profiling Services Agreement and this Agreement, including with respect to research and development of the Licensed Compounds and the Collaboration.

13.1.10. Disclaimer. Except as provided herein, Ambit specifically disclaims any guarantee that the Collaboration will be successful, in whole or in part. The failure of Ambit to successfully identify Collaboration Compounds that are suitable as Clinical Compounds will not, of itself, constitute a breach of any representation or warranty or other obligation under this Agreement. Ambit does not make any representation or warranty or guaranty that the Collaboration will be sufficient for the successful completion of the research contemplated thereby. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, AMBIT MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE AMBIT IP, COLLABORATION IP, COLLABORATION COMPOUNDS OR AMBIT COMPOUNDS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF AMBIT IP OR COLLABORATION IP, PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE XIV.

REPRESENTATIONS AND WARRANTIES OF CEPHALON

14.1. Representations and Warranties. Cephalon represents and warrants to Ambit as follows:

14.1.1. Organization. It is a corporation validly existing and in good standing under the laws of Delaware.

14.1.2. Authority. It has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to authorize such execution, delivery, and consummation have been duly and properly taken and obtained.

14.1.3. Enforceability. This Agreement has been duly executed and delivered by Cephalon and constitutes the legal, valid, and binding obligations of Cephalon enforceable against Cephalon in accordance with its terms.

14.1.4. Approvals and Consents. No approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Cephalon of this Agreement or the consummation by Cephalon of the transaction contemplated hereby (other than contemplated Collaboration Product Regulatory Approvals).

14.1.5. No Conflicts. None of the execution, delivery, or performance of this Agreement by Cephalon (i) conflicts with or results in a breach under the charter documents or any material contractual undertaking of Cephalon, or its Affiliates or (ii) conflicts with or results in a violation of any of the laws of the jurisdiction of incorporation of Cephalon. Cephalon has not, to the best of its knowledge entered into, nor will Cephalon, after the Effective Date, knowingly enter into any written or oral agreement that is or would be inconsistent with its obligations under this Agreement or deprives or would deprive Ambit of the benefits of this Agreement.

14.1.6. Sufficient Rights. As of the Effective Date, it owns or Controls its Patents necessary to conduct the Collaboration and to grant the rights and licenses to Ambit, and to fulfill its duties and obligations pursuant to this Agreement. To the knowledge of Cephalon, as of the Effective Date, the practice of the Cephalon IP does not violate the valid patent rights of any Third Party.

14.1.7. No Prior Grant or Patents. As of the Effective Date, Cephalon has not (i) knowingly granted any licenses to Third Parties, or (ii) knowingly filed any patent application, in either case inconsistent with the licenses granted or to be granted to Ambit hereunder.

14.1.8. Title. As of the Effective Date, it has good title to or valid leases or licenses for all its properties, rights, and assets necessary for the fulfillment of its obligations and responsibilities under this Agreement.

14.1.9. Disclaimer. Except as provided herein, Cephalon specifically disclaims any guarantee that the Collaboration will be successful, in whole or in part. The failure of Cephalon to successfully identify Clinical Candidates will not, of itself, constitute a breach of any representation or warranty or other obligation under this Agreement. Cephalon does not make any representation or warranty or guaranty that the Collaboration will be sufficient for the successful completion of the research contemplated thereby. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, CEPHALON MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE CEPHALON IP, COLLABORATION IP, COLLABORATION COMPOUNDS, CEPHALON COMPOUNDS OR CEPHALON LIBRARY COMPOUNDS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF CEPHALON IP OR COLLABORATION IP, PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE XV.

SURVIVAL AND INDEMNIFICATION

15.1. Survival of Representations, Warranties, Covenants, and Agreement. The representations, warranties, covenants, and agreements contained in this Agreement shall survive as set forth in Section 16.6. Except as expressly provided herein, the Parties confirm that they have not relied upon any other representations, warranties, covenants, and agreements as an inducement to enter into this Agreement or the other agreements and instruments to be executed and delivered by the Parties pursuant to this Agreement.

15.2. Indemnification by Ambit. Ambit hereby agrees to indemnify and hold Cephalon, its Affiliates and their respective officers, directors, stockholders, employees, agents, and representatives (collectively, the “Cephalon Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, costs and expenses in respect of claims against the Cephalon Indemnitees by Third Parties other than the Cephalon Indemnitees, including reasonable fees and disbursements of counsel and expenses of reasonable investigation (collectively, “Cephalon Losses”), arising out of, based upon or caused by: (a) the inaccuracy of any representation or the breach of any warranty, covenant or agreement of Ambit contained in this Agreement or in any other agreement or instrument delivered by Ambit pursuant to this Agreement; (b) any failure by Ambit, its Affiliates or their respective designees to conduct the research pursuant to the Research Plans in a diligent and professional manner and in accordance with applicable laws and regulations; (c) any gross negligence or intentional wrongdoing by Ambit, its Affiliates or designees in the performance of the research hereunder; (d) any injury, illness or disease suffered by any Ambit employees in connection with the performance of the Collaboration; (e) any breach of Ambit’s contractual obligations to Third Parties; or (f) the development, preclinical and clinical testing, manufacture, distribution, sale and/or use (including but not limited to product liability claims) of any Licensed Compound, Collaboration Compound or Licensed Product for which Ambit is responsible for development and commercialization pursuant to the terms of this Agreement (except, in each case (a) to (f), to the extent that any Cephalon Loss is due to the gross negligence or willful misconduct of Cephalon Indemnitees). Except with respect to a breach arising under Sections 13.1.6, 13.1.7 or 13.1.8, in no event shall Ambit’s aggregate liability to the Cephalon Indemnitees with respect to Cephalon Losses arising out of, based upon or caused by the matters set forth in Section 15.2(a), (b), (c), (d) or (e) exceed […***…].

15.3. Indemnification by Cephalon. Subject to Section 15.2, Cephalon hereby agrees to indemnify and hold Ambit, its Affiliates, subcontractors and their respective officers, directors, stockholders, employees, agents, and representatives (collectively, the “Ambit Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, costs and expenses in respect of claims against the Ambit Indemnitees by Third Parties other than the Ambit Indemnitees, including reasonable fees and disbursements of counsel and expenses of reasonable investigation (collectively, “Ambit Losses”), arising out of, based upon or caused by: (a) the inaccuracy of any representation or the breach of any warranty, covenant or agreement of Cephalon contained in this Agreement or in any other agreement or instrument delivered by Cephalon pursuant to this Agreement; (b) any failure by Cephalon, its Affiliates or their respective designees to conduct the research pursuant to the Research Plans in a diligent and professional manner and in accordance with applicable laws and regulations; (c) any gross negligence or intentional wrongdoing by Cephalon, its Affiliates or designees in the performance of the research hereunder; (d) any injury, illness or disease suffered by any Cephalon employees in connection with the performance of the Collaboration; (e) any breach of Cephalon’s contractual obligations to Third Parties; or (f) the development, preclinical and clinical testing, manufacture, distribution, sale and/or use (including but not limited to product liability claims) of any Collaboration Clinical Candidate, Collaboration Compound or Collaboration Product for which Cephalon is responsible for development and commercialization pursuant to the terms of this Agreement (except, in each case (a) to (f), to the extent that any Ambit Loss is due to the gross negligence or willful misconduct of Ambit Indemnitees). Except with respect to a breach arising under Sections 14.1.6, 14.1.7 or 14.1.8, in no event shall Cephalon’s aggregate liability to the Ambit Indemnitees with respect to Ambit Losses arising out of, based upon or caused by the matters set forth in Section 15.3(a), (b), (c), (d) or (e) exceed […***…].

15.4. Notices. Each indemnified Party agrees to give the indemnifying Party prompt written notice of any action, claim, demand, discovery of fact, proceeding or suit (collectively, “Claims”) for which such indemnified Party intends to assert a right to indemnification under this Agreement; provided however, that failure to give such notification shall not affect the indemnified Party’s entitlement to indemnification hereunder except to the extent that the indemnifying Party shall have been prejudiced as a result of such failure. The indemnifying Party shall have the initial right (but not the obligation) to defend, settle or otherwise dispose of any Claim for which the indemnified

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Party intends to assert a right to indemnification under this Agreement as contemplated in the preceding sentence if and so long as the indemnifying Party has recognized in a written notice to the indemnified Party provided within thirty (30) days of such written notice its obligation to indemnify the indemnified Party for any Ambit Losses or Cephalon Losses (as the case may be) relating to such Claim; provided however that if the indemnifying Party assumes control of the defense, settlement, or disposition of a Claim, the indemnifying Party shall obtain the written consent of the indemnified Party prior to ceasing to defend, settling or otherwise disposing of the Claim in the event that such cessation, settlement or disposition would materially adversely affect the indemnified Party. If the indemnifying Party fails to state in a written notice during such thirty (30) day period its willingness to assume the defense of such a Claim, the Ambit or Cephalon Indemnitee, as the case may be, shall have the right to defend, settle or otherwise dispose of such claim at the indemnifying Party’s sole expense, subject to the applicable provisions of Sections 15.2 and 15.3 above. The indemnified Party shall not settle or compromise an Indemnification Claim without the prior written consent of the indemnifying Party, and the indemnifying Party shall not settle or compromise an Indemnification Claim in any manner which would have an adverse effect on the indemnified Party’s interests, without the prior written consent of the indemnified Party, which consent, in each case, shall not be unreasonably withheld or delayed. The indemnified Party shall reasonably cooperate with the indemnifying Party at the indemnifying Party’s expense and shall make available to the indemnifying Party all pertinent information under the control of the indemnified Party, which information shall be subject to Article XII.

ARTICLE XVI.

TERM, TERMINATION, AND EXPIRATION

16.1. Term of Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in full force and effect on a country-by-country and Collaboration Product-by-Collaboration Product basis until both Parties and their respective Sublicensees have no remaining royalty obligations in a country, unless terminated earlier as provided in this Article XVI.

16.2. Collaboration Term. The Collaboration shall commence on the Effective Date and terminate on the last day of the Initial Term, unless extended by mutual agreement of the Parties. In the event that Cephalon desires to extend the Collaboration Term, it shall so inform Ambit of such desire not less than […***…] before the last day of the Initial Term or then-current Collaboration Term, in which case the Parties shall negotiate additional consideration to Ambit for any such proposed extension. If the Initial Term or the extended Collaboration Term, as the case may be, is not extended in the manner set forth in the preceding sentence, the Collaboration shall terminate on the last day of the Initial Term or extended Collaboration Term, as the case may be.

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16.3. Termination.

16.3.1. Breach. If either Party breaches, or defaults in the performance of, or fails to be in compliance with, any material warranty, representation, agreement or covenant of this Agreement, and such default or noncompliance shall not have been substantially remedied within […***…] after receipt by the defaulting Party of a written notice thereof and demand to cure such default from the other Party, the Party not in default or breach shall have the right to terminate this Agreement upon written notice effective immediately.

16.3.2. Bankruptcy. Either Party may, subject to the provisions herein, terminate the Collaboration and this Agreement if, at any time, the other Party shall file in any court pursuant to any statute, a petition in bankruptcy or insolvency or for reorganization in bankruptcy or for an arrangement or for the appointment of a receiver or trustee of such Party or of its assets, or if such Party proposes a written agreement of composition or extension of its debts, or if such Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if such Party shall propose or be a party to any dissolution, or if such Party shall make an assignment for the benefit of creditors.

16.3.3. Additional Termination by Cephalon.

(a) Cephalon shall have the right to terminate this Agreement upon written notice effective immediately in the event of an Adverse Financial Event.

(b) No earlier than […***…] after final delivery of the Cephalon Library Compounds pursuant to Section 4.1, Cephalon shall have the right to terminate this Agreement, at its sole discretion, upon ninety (90) days prior written notice to Ambit. As of the effective date of any such termination, neither Party shall have any further obligation to perform any activities with respect to any Research Plan pursuant to this Agreement.

16.3.4. Rights in Law or Equity. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TERMINATION BY EITHER PARTY PURSUANT TO THIS SECTION 16.3 SHALL NOT PREJUDICE ANY OTHER REMEDY THAT A PARTY MIGHT HAVE IN LAW OR EQUITY, EXCEPT THAT NEITHER PARTY MAY CLAIM COMPENSATION FOR LOST OPPORTUNITY OR LIKE CONSEQUENTIAL DAMAGES OR SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES ARISING OUT OF THE FACTS OF SUCH TERMINATION, EXCEPT IN CONNECTION WITH A BREACH OF ARTICLE XII, A PARTY’S INFRINGEMENT OR MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER.

16.4. Change of Control.

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16.4.1. Ambit immediately shall notify Cephalon of the occurrence of a Change of Control prior to the completion of the Collaboration. Upon a Change of Control of Ambit occurring prior to completion of the Collaboration, Cephalon may, in its absolute discretion exercisable by giving Ambit notice in writing within thirty (30) days of Cephalon being notified of the Change of Control, elect to (a) continue working with Ambit or the successor Third Party under the terms of this Agreement, (b) assume responsibility for completing the Collaboration, and/or (c) terminate this Agreement.

16.4.2. Upon a Change of Control of Ambit, Ambit or the Third Party successor immediately shall halt their activities under the Collaboration and shall cease all access to and use of any Cephalon Confidential Information, Cephalon IP and any other rights owned hereunder by Cephalon, except as may otherwise be specified by Cephalon in writing. The rights to any compound covered by Cephalon Confidential Information, Cephalon IP and/or any other rights owned hereunder by Cephalon shall revert to Cephalon, except as may otherwise be specified by Cephalon in writing. The foregoing notwithstanding, any rights transferred to any Third Party under Section 4.7.3(c) prior to Change of Control shall not be affected by this Section 16.4.

16.4.3. Upon Cephalon’s election pursuant to Section 16.4.1(a), Cephalon and Ambit or the Third Party successor shall negotiate in good faith such amendments to this Agreement that shall be required by Cephalon to continue with the Collaboration. Such negotiations shall not occur for more than thirty (30) days, unless otherwise extended by Cephalon.

16.4.4. Upon Cephalon’s election pursuant to Section 16.4.1(b), the following provisions shall apply:

(a) the Parties shall agree to times convenient to both Ambit and Cephalon when scientist(s) from Ambit may visit Cephalon to facilitate the transfer to Cephalon of that Ambit IP necessary for and limited to Cephalon’s completion of the Collaboration, which transfer shall be completed at Cephalon’s own cost and expense;

(b) Ambit shall use its reasonable efforts to assign to Cephalon the benefit and burden of any agreement made between Ambit and any subcontractor pursuant to Section 18.15;

(c) the milestone payments due to Ambit pursuant to Article VIII shall be reduced pro-rata to the number of months elapsed since the Effective Date (as a ratio to […***…]) at the date of the cessation of Ambit involvement in the Collaboration (e.g., such that if this occurs after the third anniversary of the Effective Date there shall be no reduction in this milestones); provided however, if as of the date of Cephalon’s notice of election pursuant to 16.4.1(b), (i) a Collaboration Clinical Candidate has been designated; (ii) Ambit has completed the screening of the Cephalon Library Compounds; and (iii) Ambit has delivered all profiling data from the screening of the Cephalon Compound Library to Cephalon, then there shall be no such reduction in the milestone payments relating to any such Collaboration Clinical Candidate; and

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(d) the JRC shall be dissolved, the obligations on Ambit under Section 2.2 shall transfer to Cephalon and those provisions concerning the JRC shall not apply. Furthermore, Sections 2.1, 2.3, 2.4, 3.1, 3.2, 3.3, 3.4, 3.5 and 8.2 shall not apply. All other provisions of the Agreement shall continue to apply save as expressly modified by this Section 16.4.4.

16.4.5. Upon Cephalon electing to terminate this Agreement pursuant to Section 16.4.1(c), this Agreement shall be terminated upon Cephalon’s written notice effective immediately, whereupon Ambit shall pay to Cephalon as liquidated damages the sum of […***…], reduced, pro rata, over the remainder of the Initial Term of the Agreement; provided however, if as of the date of Cephalon’s notice of termination pursuant to 16.4.1(c) (i) a Collaboration Clinical Candidate has been designated; (ii) Ambit has completed the screening of the Cephalon Library Compounds; and (iii) Ambit has delivered all profiling data from the screening of the Cephalon Library Compounds to Cephalon, then there shall be no payment of liquidated damages per the terms of this 16.4.5.

16.5. Effect of Breach or Termination.

16.5.1. Accrued Obligations. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination.

16.5.2. Return of Materials. Upon any termination of this Agreement, Cephalon and Ambit shall promptly (a) return to the other Party all Confidential Information received from the other Party (except one copy of which may be retained for archival purposes) and (b) destroy any analyses, studies or other documents, prepared by or for the benefit of Cephalon or Ambit as the case may be, relating to such other Party’s Confidential Information, in each case except to the extent necessary for a Party to exercise any of its rights under any licenses granted to it that survive termination.

16.5.3. Effect of Termination. In the event of any termination of the Collaboration, Ambit and Cephalon shall have no future obligation to conduct research activities pursuant to any Research Plan after the effective date of such termination.

16.5.4. Licenses.

(a) Termination by Ambit Pursuant to Section 16.3.1 or 16.3.2. In the event of termination by Ambit of this Agreement pursuant to Section 16.3.1 or Section 16.3.2, Cephalon’s licenses under Section 6.2 shall terminate, and all exclusivity periods, rights and licenses granted to Ambit hereunder as of the effective termination date shall remain in effect, subject to the terms and conditions of this Agreement applicable thereto. Furthermore, (i) Ambit shall have the right to exercise any existing

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Options upon written notice to Cephalon delivered within ten (10) days of the effective termination date, and (ii) Ambit shall have a fully paid-up, worldwide, perpetual, irrevocable, transferable, royalty-free and exclusive license, with the right to sublicense, under any Collaboration IP, Licensed Compound IP or Cephalon IP, as the case may be, necessary to make, have made, use, sell, offer to sell, and import any Collaboration Clinical Candidate (that had been designated pursuant to Section 8.1 prior to the effective termination date) or Licensed Compound (that had been designated pursuant to Section 4.4.2 prior to the effective termination date). Ambit shall have, at its sole expense, the right to prepare, file, prosecute and maintain in such countries as it deems appropriate in its discretion, all Patents subject to the license conveyed in this section 16.5.4(a)(i) and (ii).

(b) Termination by Cephalon Pursuant to Section 16.3.1, 16.3.2 or 16.3.3(a). In the event of termination by Cephalon pursuant to Section 16.3.1, Section 16.3.2 or 16.3.3(a), all exclusivity periods, rights and licenses granted to Ambit hereunder shall terminate; and all exclusivity periods, rights and licenses granted to Cephalon hereunder shall remain in effect, subject to the terms and conditions of this Agreement applicable thereto. Furthermore, (i) upon written notice given within ten (10) days of the effective termination date, Cephalon shall have the right to designate any Collaboration Compounds as Collaboration Clinical Candidates, in which case Cephalon shall be licensed to such Collaboration Clinical Candidates as set forth in Section 6.2.1, provided that such license shall be fully paid-up and royalty-free, and (ii) Cephalon shall have an exclusive, royalty-free, fully-paid up, worldwide, transferable license, with the right to sublicense, under any Licensed Compound IP and Ambit IP necessary to make, have made, use, sell, offer to sell, and import Licensed Compounds and Derivative Compounds in existence as of the effective termination date. Cephalon shall have the right, at its sole expense, to prepare, file, prosecute and maintain in such countries as it deems appropriate in its discretion, all Patents subject to the license conveyed in this section 16.5.4(b)(i) and (ii). The foregoing in this Section 16.5.4(b) notwithstanding, any license agreement or other arrangement negotiated with a Third Party pursuant to Section 4.7.3(c) prior to termination under Section 16.3.2 or 16.3.3(a) shall not be subject to this Section 16.5.4(b).

(c) Termination by Cephalon of the Agreement Pursuant to Section 16.3.3(b). In the event of termination of the Agreement by Cephalon pursuant to Section 16.3.3(b), all licenses granted pursuant to this Agreement as of the effective termination date shall remain in effect, subject to the terms and conditions of this Agreement applicable thereto, including the applicable provisions of Articles V, VII, VIII and IX, which shall survive and be applicable to such licenses in addition to the provisions which survive pursuant to Section 16.6.

16.6. Survival. Without limiting Section 16.5, the provisions of Sections 2.5, 4.3.4 (last sentence), , 4.4.3(b), 4.5.3, 4.5.4, 4.7, 4.8, 4.9, 4.10, 4.11, 10.1, 10.3, 11.2, 11.3, 11.4, 11.5, 11.6, 11.7, 13.1.10, 14.1.9, 16.3.4, 16.4.5, 16.5 and 16.6, and Articles V, VI (other than Section 6.4), XII, XV, XVIII shall survive the expiration or termination of this Agreement, provided that:

16.6.1. The provisions of Article V shall not survive as to Ambit if Ambit has terminated this Agreement pursuant to Section 16.3.1 or 16.3.2; and

16.6.2. The provisions of Article V shall not survive as to Cephalon if Cephalon has terminated this Agreement pursuant to Section 16.3.1, 16.3.2 or 16.3(a).

ARTICLE XVII.

FINANCIAL MATTERS

17.1. Financial Reports. During the Collaboration Term, Ambit shall provide to Cephalon:

17.1.1. as soon as practicable, but in any event within one hundred and twenty (120) days after the end of each fiscal year of Ambit, an income statement for such fiscal year and a balance sheet of Ambit as of the end of such fiscal year, such year-end financial reports to be in reasonable detail, prepared in accordance with GAAP, and audited and certified by independent public accountants of nationally recognized standing reasonably acceptable to Cephalon;

17.1.2. as soon as practicable, but in any event within thirty (30) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Ambit, an unaudited profit or loss statement for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter; and

17.1.3. such other information relating to the financial condition, business, prospects and corporate affairs of Ambit as Cephalon may from time to time reasonably request and at Cephalon’s expense.

Cephalon shall have the right, at its sole expense, to engage an auditor reasonably acceptable to Ambit to review and audit the financial statements provided to it by Ambit pursuant to this Section 17.1.

17.2. Right to Purchase Ambit Stock. Upon the occurrence of an Adverse Financial Event at any time during the Collaboration Term, Cephalon shall have either of the rights specified in Sections 17.2.1 and 17.2.2 below:

17.2.1. Cephalon shall have the right to purchase upon written notice to Ambit, and Ambit shall issue and sell to Cephalon, convertible debt instruments or shares of capital stock of Ambit having an aggregate purchase price reasonably determined by Cephalon to cure the existence of the Adverse Financial Event. Such capital stock shall be shares of Ambit’s capital stock (the “Ambit Stock”) and have terms as mutually agreed by the Parties. The purchase price to be paid by Cephalon for each share of Ambit Stock shall be the then-current fair market value thereof (the “Share Price”), determined as follows:

(a) the fair market value per share of Ambit Stock shall be determined by the Board of Directors of Ambit; provided, however, that in the event that Cephalon disputes the fair market value as so determined, Cephalon and Ambit shall, within ten (10) days after Cephalon notifies Ambit in writing of such disagreement, appoint a mutually acceptable independent valuation expert who shall determine such fair market value. If the Parties hereto cannot agree on a valuation expert within such ten (10) day period, a valuation expert with substantial experience in valuing pharmaceutical companies comparable to Ambit shall be selected by the New York, New York office of the American Arbitration Association. The valuation expert so designated shall not be an employee, consultant, officer, director or stockholder of any Party hereto or of any Affiliate of any Party hereto. The valuation expert shall use such expert’s best efforts to establish the fair market value of the Ambit Stock within thirty (30) days after such expert’s appointment. The determination of the valuation expert as to the value of the Ambit Stock shall be binding and conclusive upon all Parties hereto, and the fees and expenses of such valuation expert shall be borne equally by Ambit and Cephalon. In determining such fair market value, the valuation expert shall not take into account the exercise price of stock options, financings which constituted less than five hundred thousand dollars ($500,000) in gross proceeds to Ambit, equity issued as a so-called “equity feature” (such as a warrant) of a transaction primarily involving a collaboration relationship, the provision of services or the incurrence of indebtedness for borrowed money, and issuances of stock to Affiliates of Ambit.

(b) An “Adverse Financial Event” shall mean that Ambit shall have failed to have the greater of (i) sufficient freely available cash on hand to timely perform all of its obligations hereunder for the period of time between (i) the AFE Determination Date (as defined below) or (ii) the date […***…] from the AFE Determination Date and (ii) […***…] in freely available cash. “AFE Determination Date” shall mean any date(s) designated by Cephalon to perform an analysis of Ambit’s financial condition. Ambit shall provide reasonable assistance to Cephalon to determine the existence of an Adverse Financial Event.

17.2.2. Right to Require Financing. Cephalon shall have the right to cause Ambit, at Ambit’s expense to use its best efforts to initiate and complete a round of Third Party equity financing within […***…] of Cephalon’s request thereof in such aggregate amount as is reasonably determined by Cephalon to cure the existence of the Adverse Financial Event. Cephalon shall have the right to participate in such round of financing on terms no less favorable than those negotiated by Ambit with its other investors.

***Confidential Treatment Requested

ARTICLE XVIII.

MISCELLANEOUS

18.1. Notices. Any notice or other communication required or permitted to be given by either Party under this Agreement shall be effective when delivered, if delivered by hand or by electronic facsimile or five (5) days after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, and shall be addressed to each Party at the following addresses or such other address an may be designated by notice pursuant to this Section:

If to Ambit:	If to Cephalon:

Ambit Biosciences Corporation	Cephalon, Inc.
4215 Sorrento Valley Blvd.	41 Moores Road
San Diego, CA 92121	Frazer, PA 19355
Attn: Stephen Keane	Attn: Executive Vice President, Research & Development
Fax: (858) 334-2198	Fax: (610) 344-0065

With a copy to:	With a copy to:

Ambit Biosciences Corporation	Cephalon, Inc.
4215 Sorrento Valley Blvd.	41 Moores Road
San Diego, CA 92121	Frazer, PA 19355
Attn: Kerry A. Kelly, General Counsel	Attn: General Counsel
Fax: (858) 334-2198	Fax: (610) 344-0065

and:

Dechert LLP
Cira Centre 2929 Arch Street Philadelphia, PA 19104-2808
Attn: James A. Lebovitz, Esq.
Fax: (215) 994-2222

18.2. Amendments. No amendment, modification or addition hereto shall be effective or binding on either Party unless set forth in writing and executed by duly authorized representatives of both Parties.

18.3. Waiver. No waiver of any rights under this Agreement shall be deemed effective unless contained in writing signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed a waiver of any future breach or failure to perform or any other right arising under this Agreement.

18.4. Headings. The section headings contained in this Agreement are included for convenience only and form no part of the agreement between the Parties.

18.5. Applicable Law. This Agreement shall be governed by, subject to and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law provisions.

18.6. Jurisdiction. Without limitation of Section 18.18, each Party hereby irrevocably submits to the exclusive jurisdiction of (i) the Superior Court of the State of Delaware, New Castle County, and (ii) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or out of any transaction contemplated hereby. Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court of the State of Delaware, New Castle County. Each Party further agrees that service of any process, summons, notice or document by personal delivery, by registered mail, or by a recognized international express delivery service to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Superior Court of the State of Delaware, New Castle County, and (ii) the United States District Court for the District of Delaware, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

18.7. Severability. If any provision of this Agreement is held to be invalid, void or unenforceable for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of the Parties to the maximal extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

18.8. Assignment: Binding Effect. Neither this Agreement, nor any obligations or rights hereunder, shall be assignable or transferable (whether by contract, operation of law or otherwise) by any Party hereto without the prior written consent of the other Party; provided however, that Cephalon may assign this Agreement without the consent of the Ambit to its Affiliates or in connection with the sale or transfer of all or substantially all of its assets relating to this Agreement, whether by merger, sale of stock, operation of law or otherwise. Any purported assignment in contravention of this Section shall, at the option of the non-assigning Party, be null and void and of no effect. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties to the extent necessary to carry out the intent of this Agreement. Ambit acknowledges that Ambit’s being a party to this Agreement is essential to Cephalon. Accordingly, without limitation of any other provision herein, Ambit agrees that Cephalon shall have the right under 11 U.S.C. 365(c)(1) or successor provisions to refuse to accept performance from or render performance to any entity, including Ambit as the debtor or debtor in possession, in a case involving Ambit under the U.S. Bankruptcy Code, and Ambit shall not assert any arguments or defenses to the contrary.

18.9. Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

18.10. Force Majeure. No Party shall be liable for any failure or delay in performance under this Agreement to the extent such failure or delay arises from Force Majeure. A Force Majeure is fire, explosion, earthquake, storm, flood, strike, labor difficulties, war, insurrection, riot, act of God or the public enemy, or any law, act, order, export or import control regulations, proclamation, decree, regulation, ordinance, or instructions of local, state, federal or foreign governmental or other public authorities, or judgment or decree of a court of competent jurisdiction (but excluding a court injunction against a Party’s performance) and not otherwise arising out of breach by such Party of this Agreement. In the event of the occurrence of such an event, the Party so affected shall give prompt written notice to the other Party, stating the period of time the occurrence is expected to continue and shall use best efforts to end the failure or delay and ensure that the effects of such Force Majeure are minimized.

18.11. Negation of Agency. Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership, or similar relationship between Cephalon and Ambit. The relationship between the Parties established by this Agreement is that of independent contractors.

18.12. Publicity. Promptly after the Effective Date, Ambit and Cephalon shall have the right to issue a press release regarding this Agreement, in a form agreed to by the Parties prior to the Effective Date. No other public announcement concerning the existence or the terms of this Agreement shall be made, either directly or indirectly, by Ambit or Cephalon, except as may be legally required by applicable laws, regulations, or judicial order, without first obtaining the approval of the other Party and agreement upon the nature, text, and timing of such announcement, which approval and agreement shall not be unreasonably withheld. The Party desiring to make any such public announcement shall provide the other Party with a written copy of the proposed announcement in sufficient time prior to public release to allow such other Party to comment upon such announcement, prior to public release. Neither Party shall issue any press release or make any public announcement, which includes or otherwise uses the name of the other Party in any public statement or document except with the prior written consent of such Party. Notwithstanding the preceding sentence, Ambit and Cephalon shall issue joint press releases in a timely manner announcing the achievement of significant events related to or arising from the Collaboration. Such events include, by way of example, the achievement of milestone events and the payment of milestone payments, IND or NDA filings, and the commencement of specific clinical trials.

18.13. Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof. Any prior agreement, arrangement or undertaking, whether oral or in writing is hereby superseded.

18.14. Beneficiaries. No person, other than Cephalon or Ambit and their permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

18.15. Affiliates and Subcontractors. Either Party may engage, at its sole expense, its Affiliates or Third Party subcontractors (including contract research organizations) to perform certain of its obligations under this Agreement. Any Affiliate or Third Party subcontractor to be engaged by a Party to perform such Party’s obligations set forth in this Agreement shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity. The activities of any such Affiliates or Third Party subcontractors shall be considered activities of such Party under this Agreement. Such Party shall be responsible for ensuring compliance by any such Affiliates or Third Party subcontractors with the terms of this Agreement. In any case in which a Party engages an Affiliate or a Third Party subcontractor, such Party shall obtain sole ownership of, or exclusive license to, all inventions, data, information and related intellectual property rights made or developed by such Affiliate or Third Party subcontractor so that the Party is able to make the assignments and grant the licenses set forth herein.

18.16. Compliance with Laws. In exercising their rights under this Agreement, the Parties shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.

18.17. Patent Marking. Each Party agrees to mark and have its Affiliates and Sublicensees mark all Collaboration Products and Licensed Products sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

18.18. Dispute Resolution.

(a) Attempt to Settle. The Parties agree to take all reasonable efforts to resolve any and all disputes between them concerning diligence obligations and/or questions of material breach and default in connection with this Agreement in an amicable manner. Any such disputes shall promptly be presented to the Chief Executive Officer of Ambit and the Executive Vice President of Research and Development of Cephalon, or their respective designees, for resolution. If a dispute between the Parties arising out of or relating to the validity or interpretation of, compliance with, breach or alleged breach of or termination of this Agreement cannot be resolved within fifteen (15) business days of presentation to the Chief Executive Officer of Ambit and the Executive Vice President of Research and Development of Cephalon, or their respective designees, either Party may refer such dispute to binding arbitration or the courts to be conducted as set forth in this Section 18.18 and Section 18.6, respectively.

(b) Binding Arbitration. Except in the event of alleged breach or default by a Party or lack of diligence by a bankrupt or insolvent Party, and except as set forth in Section 18.18(k), the Parties agree that any such dispute that arises in connection with this Agreement and which cannot be amicably resolved by the Parties in accordance with Section 18.18(a) shall be resolved by binding arbitration as set forth in this Section, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA) by three (3) arbitrators.

(c) Written Notice. If a Party intends to begin an arbitration to resolve a dispute, such Party shall provide written notice to the other Party informing the other Party of such intention and the issues to be resolved. Within twenty (20) business days after its receipt of such notice, the other Party may, by written notice to the Party initiating arbitration, add additional issues to be resolved.

(d) Selection of Arbitrators. Within forty-five (45) days following the receipt of the notice of arbitration, the Parties shall agree on the arbitrators, or if the Parties are unable to agree the arbitrators shall be selected as provided in the AAA Commercial Arbitration Rules. The arbitrators shall not be employees, directors or shareholders of either Party or of an Affiliate and shall be selected in accordance with AAA rules. Where applicable, the arbitrators shall be independent experts in pharmaceutical product development (including clinical development and regulatory affairs) in the U.S., Japan and Europe.

(e) Hearings. The arbitrators shall conduct one or more hearings to allow the Parties to present their positions regarding the dispute.

(i) Discovery. The arbitrators shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time that the Parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The arbitrators shall have sole discretion with regard to the admissibility of any evidence.

(ii) Proposed Ruling. At least ten (10) business days prior to a hearing, each Party must submit to the arbitrators and serve on the other Party a proposed ruling on each issue to be resolved. Such writings shall be limited to not more than fifty (50) pages.

(iii) Time; Testimony. Each Party shall be entitled to no more than five (5) days of hearing to present testimony or documentary evidence. Such time limitation shall include any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the Party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the arbitrators to determine whether the Parties have had the five (5) days to which each is entitled.

(iv) Representation by an Attorney. Each Party shall have the right to be represented by counsel.

(v) Location. The arbitration shall take place in Philadelphia, Pennsylvania.

(f) Costs. The costs of the arbitration, including administrative and arbitrator fees, shall be shared equally by the Parties. Each Party shall bear its own costs and attorney and witness fees.

(g) Written Decision. The arbitrators shall render a written decision with their resolution of the dispute. The decision of the arbitrators shall be final and not subject to appeal and binding on the Parties hereto.

(h) Remedy. A disputed performance or suspended performances pending the resolution of the arbitration must be completed within thirty (30) days following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion.

(i) Final Decision Within Six Months. Each arbitrator selected in accordance with Section 18.18(d) shall be required to acknowledge his or her intention to meet the Parties’ desire that a final decision be issued with respect to a dispute within six (6) months from the filing of notice of a request for such arbitration.

(j) Equitable Relief. Notwithstanding anything in this Section 18.18, each Party shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction that may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

(k) Intellectual Property. Disputes regarding the validity, scope or enforceability of intellectual property rights shall not be subject to arbitration pursuant to this Section 18.18 but instead shall be submitted to a court of competent jurisdiction.

18.19. No Trademark Rights. Except as provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name “Ambit”, “Cephalon” or any other trade name or trademark of the other Party or its Affiliates in connection with performance of this Agreement.

18.20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and may be executed through the use of facsimiles.

18.21. Taxes. Any tax paid or required to be withheld by a party (the payor) for the benefit of the other party (the payee) on account of payment payable under this Agreement shall be deducted from the amount of such payment otherwise due. The payor shall secure and send to the payee proof of any such taxes withheld and paid for its benefit of and shall, at the request of payee, provide reasonable assistance to payee in recovering said taxes.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

CEPHALON, INC.		AMBIT BIOSCIENCES CORPORATION

By:	/s/ Jeffry L. Vaught	By:	/s/ Scott Salka

Name:	Jeffry L. Vaught, Ph.D.	Name:	Scott Salka

Title:	Executive Vice President Research & Development	Title:	CEO

Date:	November 3, 2006	Date:	3 Nov 06

SCHEDULE A

AMBIT 6 TARGETS

[…***…]

For clarification, it is understood that Ambit will be allowed to optimize inhibitors against […***…] which may also be active inhibitors of […***…], and […***…].

For clarification, it is understood that Ambit will be allowed to optimize inhibitors of […***…] which may also be active inhibitors of […***…],[…***…], and […***…].

***Confidential Treatment Requested

SCHEDULE B

CEPHALON EXCLUSIVE TARGETS

[…***…]

***Confidential Treatment Requested

ATTACHMENT A

APPLICABLE PROFILING SERVICES AGREEMENT PROVISIONS

The Parties agree that the following provisions of the Profiling Services Agreement shall apply with respect to Ambit’s profiling of any compounds under this Agreement, as if such terms were set forth in this Agreement:

Sections 2.2.1, 2.3 (excluding any reference to Table 1), 2.5 (last two sentences, to be consistent with the terms of this Agreement), 2.7, 2.8, 2.9 (as applicable), 2.10, 6.2, 6.3, 6.5, 6.6, 6.7 and 6.9, and paragraphs D of Exhibit A.

For the avoidance of doubt, the foregoing provisions shall not apply to any activities under this Agreement other than the profiling activities to be performed by Ambit hereunder.